Exhibit 10.25

LEASE

between

LSF3 ROYALL STREET, LLC,

a Delaware Limited Liability Company

Landlord,

and

DUNKIN’ DONUTS INCORPORATED

Tenant

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32.	SUCCESSORS AND ASSIGNS	32

33.	ENTIRE AGREEMENT	33

34.	EXAMINATION NOT OPTION	33

35.	RECORDATION	33

36.	LIMITATION OF LANDLORD’S LIABILITY	33

37.	ACCESS	33

38.	COMMUNICATIONS EQUIPMENT	33

39.	COMPLIANCE WITH LAWS	34

40.	CONTEST OF LEGAL REQUIREMENTS	34

41.	SIGNAGE	35

42.	WORK ON THE BUILDING OR LAND	35

43.	ARBITRATION	36

44.	FINANCIALS	37

45.	ADDITIONAL RIGHTS AND OPTIONS	38

46.	SECURITY DEPOSIT	38

EXHIBIT A	–	PLAN
EXHIBIT A-1	–	DESCRIPTION OF LAND
EXHIBIT B	–	WORK LETTER
EXHIBIT C	–	CONCEPT PLANS
EXHIBIT D	–	FORM OF SNDA – MORTGAGE
EXHIBIT E	–	FORM OF GROUND LEASE ESTOPPEL CERTIFICATE
EXHIBIT E-1	–	FORM OF LEASEHOLD MORTGAGE
EXHIBIT F	–	RIGHT OF FIRST REFUSAL
EXHIBIT G	–	CANCELLATION OPTION
EXHIBIT H	–	GUARANTY
EXHIBIT I	–	BUILDING SHELL CONDITION
EXHIBIT J	–	LIST OF WARRANTIES AND SERVICE CONTRACTS
EXHIBIT K	–	SPACE REDUCTION OPTION

REFERENCE PAGES

BUILDING:	130 Royall Street, Canton, Massachusetts

LANDLORD:	LSF3 Royall Street, LLC

LANDLORD’S ADDRESS:	c/o Conroy Development Corporation 600 Technology Center Drive Stoughton, MA 02072

LEASE REFERENCE DATE:	October 29, 2003

TENANT:	Dunkin’ Donuts Incorporated

TENANT’S ADDRESS: (a) Prior to the Commencement Date:	14 Pacella Park Drive Randolph, MA 02368 Attention: Adrien E. Deberghes, Jr., Assistant Treasurer and Director of Corporate Real Estate
With a copy to:

14 Pacella Park Drive Randolph, MA 02368 Attention: Barry J. Barth, Director of Real Estate Law

(b) After the Commencement Date:	130 Royall Street Canton, MA 02021 Attention: Adrien E. Deberghes, Jr., Assistant Treasurer and Director of Corporate Real Estate

With a copy to:

130 Royall Street Canton, MA 02021 Attention: Barry J. Barth, Director of Real Estate Law

PREMISES:	The land and building (the “Building”) commonly known and numbered as 130 Royall Street, Canton, Massachusetts, including all improvements located thereon and all sidewalks and driveways and parking areas, as shown on the Plan attached hereto as Exhibit “A”. The land (the “Land’) upon which the Building is located is described on Exhibit “A-1” attached hereto. The definition of the Premises may be modified pursuant to Section 5.

PERMITTED USE:	Office, kitchen and laboratory purposes and all activities normally incidental thereto or related to the conduct of Tenant’s business, including vending machines and food service for employees and guests and for all other lawful purposes normally associated with a first class office and/or research and development building.

COMMENCEMENT DATE:	The date established under Section 1.1.1

RENT COMMENCEMENT DATE:	The date established under Section 1.1.6

DELIVERY DATE:	The date established under Section 2.2

TERM OF LEASE:	Ten (10) years and six (6) months (126 months) plus any fraction of a month in which the Commencement Date shall occur if the Commencement Date shall not occur on the first day of the month (unless sooner terminated pursuant to the Lease).

TERMINATION DATE:	The date (at 5:00 p.m.) which is one hundred twenty-six (126) months, plus any fraction of a month at the commencement of the Term, from the Commencement Date

OPTIONS TO EXTEND:	Two (2) options to extend the Term for five (5) years, as set forth in Section 2.3

ANNUAL RENT (Article 3):	Annual Rent	Monthly Installments

From the Delivery Date through the date immediately preceding the Rent Commencement Date	-0-	-0-

From the Rent Commencement Date through the date immediately preceding the third (3rd) anniversary of the Rent Commencement Date	$3,932,500.00	$328,125.00

From the third (3rd) anniversary of the Rent Commencement Date through the date immediately preceding the sixth (6th) anniversary of the Rent Commencement Date	$4,112,500.00	$342,708.33

From the sixth (6th) anniversary of the Rent Commencement Date through the Termination Date	$4,325,000.00	$364,583.33

TENANT’S PROPORTIONATE SHARE:	100%

BUILDING RENTABLE AREA:	175,000 rentable square feet

TENANT IMPROVEMENT ALLOWANCE:	$7,010,000

LANDLORD’S CONSTRUCTION REPRESENTATIVE:	William Conroy

TENANT’S CONSTRUCTION REPRESENTATIVE:	Jason Macedo

REAL ESTATE BROKERS DUE COMMISSION:

Representing Tenant:	Newmark Southern Region, LLC 3353 Peachtree Road, NE, Suite 1120 Atlanta, Georgia 30326

Representing Landlord:	Cushman & Wakefield

Security Deposit	$10,000.00

The Reference Page information is incorporated into and made a part of the Lease. In the event of any conflict between any Reference Page information and the Lease, the Lease shall control. This Lease includes Exhibits “A” through “K”, all of which are made a part of this Lease.

v

LANDLORD:		TENANT:

LSF3 ROYALL STREET, LLC ROYALL STREET, LLC		DUNKIN’ DONUTS INCORPORATED

By:	/s/ Terence W. Conroy	By:	/s/ Jennie Wilson
Title:	MANAGER	Title:	JENNIE WILSON
CHIEF FINANCIAL OFFICER AND TREASURER

Dated:	, 2003	Dated:	, 2003

LEASE

By this Lease Landlord leases to Tenant and Tenant leases from Landlord the Premises described on the Reference Page, together with all of Landlord’s interest in and to the appurtenances to the Land and in all streets, alleys and other public ways adjacent thereto. In addition to the foregoing, Landlord assigns to Tenant during the Term of this Lease (i) all development rights with respect to the Land and any such rights held by Landlord with respect to any property adjacent to the Land and (ii) all warranties and all assignable service and maintenance contracts (identified on Exhibit “J” hereto), relating to the improvements on the Land for which Tenant shall have maintenance and/or repair obligations hereunder. The Reference Page, including all terms defined thereon, is incorporated as part of this Lease.

1. DEFINITIONS; USE AND RESTRICTIONS ON USE.

1.1. Definitions. The following capitalized terms are defined as follows:

1.1.1. “Commencement Date” shall mean the earlier to occur of (i) the date on which Tenant commences operating its business from the Premises and (ii) September 1, 2004 (subject to any extension for Landlord Delays).

1.1.2. “Default Rate” shall mean the lesser of (i) the Prime Rate plus three percent (3%) per annum or (ii) the greatest per annum rate of interest permitted from time to time under applicable law.

1.1.3. “Ground Lease” shall mean that certain Ground Lease dated September 28, 2000 by and between Boston Mutual Life Insurance Company (“Ground Lessor”) and Royall Street LLC, as assigned to Landlord by that certain Assignment of Tenant’s Interest in Ground Lease dated December 8, 2000 by and between Royall Street LLC, as assignor, and LSF3 Royall Street, LLC, as assignee, recorded on January 10, 2001 as Instrument N. 2763.

1.1.4. “Landlord Delay” shall mean any of the following:

(i) any delay suffered by Tenant in the design or construction of the Tenant Work resulting solely from the fact that the Building as constructed does not comply with any Legal Requirements in effect as of the date of this Lease, provided (1) Tenant notifies Landlord of the same and permits Landlord a cure period of two (2) business days, during which time Landlord does not cure such problem, and (2) Tenant is in fact delayed in completing the construction of the Tenant Work by reason of such delay.

(ii) any delay suffered by Tenant in the completion of the design of the Tenant Work, the procurement of required governmental permits or approvals for construction or completion of the Tenant Work, including without limitation, the certificate of occupancy (or its equivalent), or occupancy of the Premises, the commencement or completion of the Tenant Work directly resulting from any act, failure, default or omission of Landlord (wrongful, negligent or otherwise), including without limitation, (1) delay in giving authorization or approvals by Landlord beyond any time periods set forth herein and (2) delay directly attributable to the interference of Landlord, its agents or contactors in the completion of the Tenant Work, provided (I) Tenant notifies Landlord of the same and permits Landlord a cure period of two (2) business days, during which time Landlord does not cure such act, failure, default or omission of Landlord and, (II) Tenant is in fact delayed in completing the construction of the Tenant Work by reason of such delay.

(iii) any delay suffered by Tenant in obtaining any governmental permits or approvals required for construction of the Tenant Work or in prosecuting construction of the Tenant Work by reason of (1) fire, earthquake, lightening, storm, flood, explosion, Act of God, riot, war or similar event or (2) moratorium or extraordinary governmental order or action; provided, however, that any delays encountered under this paragraph shall only be Landlord Delays if (I) Tenant shall notify Landlord of the same within five (5) days of the occurrence thereof, and (II) the delays suffered would also have been suffered had Landlord been responsible for prosecution of the Tenant Work hereunder (with the understanding that Landlord would have promptly commenced the Tenant Work as soon as possible following execution of the Lease).

(iv) any delay suffered by Tenant in the completion of the Tenant Work as a result of Landlord’s Work (as hereinafter defined) not being complete and the Building not being in Building Shell Condition on or before the Delivery Date.

1.1.5. “Prime Rate” shall mean the per annum interest rate publicly announced by Fleet Bank Financial Corp. or any successor thereof from time to time (whether or not charged in each instance) as its prime or base rate in Boston, Massachusetts.

1.1.6. “Rent Commencement Date” shall mean the date which is six (6) months from the Commencement Date.

1.1.7. “Building Shell Condition” shall mean the condition of the Building as specified in Exhibit “I”, attached hereto and incorporated herein by this reference.

1.1.8. “Treasuries” shall mean the ten-year U.S. Treasury note most recently issued prior to the Determination Date.

1.2. Use. The Premises are to be used solely for the Permitted Use stated on the Reference Page. Tenant shall not do or permit anything to be done in or about the Premises in violation of any law. Tenant shall not do or permit anything to be done on or about the Premises or bring into or keep anything in the Premises which will in any way increase the rate of, invalidate or prevent the procuring of any insurance protecting against loss or damage to the Building or any of its contents by fire or other casualty or against liability for damage to property or injury to persons in or about the Building or any part thereof.

1.3. Restrictions on Use. Tenant shall not, and shall not direct, suffer or permit any of its agents, contractors, employees, licensees or invitees to at any time handle, use, manufacture, store or dispose of in or about the Premises or the Building any (collectively “Hazardous Materials”) flammables, explosives, radioactive materials, hazardous wastes or materials, toxic wastes or materials, or other similar substances, petroleum products or derivatives or any substance subject to regulation by or under any federal, state and local laws and ordinances relating to the protection of the environment or the keeping, use or disposition of environmentally hazardous materials, substances, or wastes, presently in effect or hereafter adopted, all amendments to any of them, and all rules and regulations issued pursuant to any of such laws or ordinances (collectively “Environmental Laws”), nor shall Tenant suffer or permit any Hazardous Materials to be used in any manner not fully in compliance with all Environmental Laws, in the Premises or the Building and appurtenant land or allow the environment to become contaminated with any Hazardous Materials in violation of Environmental Laws. Notwithstanding the foregoing, Tenant may handle, store, use or dispose of products containing small quantities of Hazardous Materials (such as aerosol cans containing insecticides, toner for copiers, paints, paint remover and the like) to the extent customary and necessary for the use of the Premises for general office purposes and may use Hazardous Materials in connection with the Permitted Use; provided that Tenant shall always handle, store, use, and dispose of any such Hazardous Materials in a safe and lawful manner and never allow such Hazardous Materials to contaminate the Premises, Building and appurtenant land or the environment in violation of Environmental Laws. Tenant shall protect, defend, indemnify and hold each and all of the Landlord Entities (as defined in Article 28) harmless from and against any and all loss, claims, liability or costs (including court costs and reasonable attorney’s fees actually incurred) incurred by reason of any failure of Tenant to keep, observe, or perform any provision of this Section 1.3.

1.4. Landlord represents and warrants:

1.4.1. that as of the Reference Date, neither the Land nor the Building contain asbestos or asbestos containing materials or any other Hazardous Materials in violation of Environmental Laws;

1.4.2. that the Land is zoned Limited Industrial which use permits the use of the Property for general office and research and development uses; and

1.4.3. that on or before the Delivery Date (defined in Section 2.2 below), the Building Shell Condition will be in the condition specified on Exhibit “I” and delivered to Tenant in such condition.

1.4.4. Landlord agrees to indemnify and hold harmless Tenant from and against any claims, liabilities, costs, fines, damages and expenses (including reasonable attorneys’ fees and costs actually incurred) arising from the inaccuracy of the foregoing representations.

2. TERM.

2.1. This Lease shall govern the relationship between Landlord and Tenant with respect to the Premises from the Reference Date through the last day of the Term. The Term of this Lease shall begin on the Commencement Date and shall continue to and include the date (the “Original Expiration Date”) which is next preceding the date which is ten (10) years after the Rent Commencement Date unless sooner terminated as hereinafter provided (such term, taking into account any such sooner termination or any extension pursuant to Section 2.3 below, is herein referred to as the “Term”).

2.2. It is the intent of this Lease that Tenant shall be given continuous access to the Premises for the purposes of space planning, design and construction of the Tenant Work and installation of Tenant’s Property commencing within ten (10) days following the Reference Date; provided, however, that for the ninety (90) day period from and after the Reference Date (the “Delivery Date”) Landlord shall complete any and all improvements to the Premises as may be necessary to put the Building in Building Shell Condition (“Landlord’s Work”). Tenant and Tenant’s contractor, subcontractors, suppliers, architect, designer and engineer shall have full access to the Premises commencing on the date ten (10) days after the Reference Date, but during the period prior to the Delivery Date, Tenant shall work with Landlord to adopt a schedule in conformance with the schedule for Landlord’s Work and conduct its work in such a manner so as to not unreasonably interfere with or delay the completion of Landlord’s Work.

2.3. Options to Extend. Tenant shall have two (2) options (each a “Renewal Option”) to extend the Term, with respect to all or any portion of the Premises described below, for successive periods of five (5) years each following the end of the initial Term (each a “Renewal Period” and collectively the “Renewal Periods”), so long as this Lease is then in effect and no Event of Default by Tenant relating to any monetary obligation of this Lease exists at the time of the exercise of the applicable Renewal Option. In the event that Tenant desires to exercise its option to renew the Term for a Renewal Period, Tenant shall so notify Landlord in writing on or before the twelfth (12th) month prior to the last day of the Term. Tenant shall specify in such notice to Landlord the portions of the Premises which Tenant desires to lease for the applicable Renewal Period which shall eliminate from the Premises only that Eliminated Area described below (the “Renewal Space”). If Tenant fails to designate the portion of the Premises which Tenant desires to lease, Tenant shall be deemed to have elected to lease the entire Premises. Upon the giving of such notice, this Lease and the Term hereof shall automatically be extended for five (5) years without the necessity for the execution of any other instrument in confirmation thereof except for a document memorializing the Annual Rent established as set forth in Section 3.3 below for the then extended Term. Notwithstanding the foregoing, Tenant’s Renewal Options will not lapse because of Tenant’s failure to exercise any Renewal Option unless Landlord gives Tenant notice that Tenant has failed to exercise such Renewal Option prior to the period provided above, and Tenant shall have failed to exercise such option within ten (10) days following Tenant’s receipt of such notice. Except for the reduced square footage (if applicable), the rent payable during the applicable Renewal Period, which shall be determined in the manner provided in Section 3.3 below, and the fact that there shall be no further option to extend beyond the second Renewal Period or with respect to any Eliminated Area (as defined below), each extension shall be upon all the same terms, conditions and provisions as contained in this Lease. In the event Tenant exercises either Renewal Option as to a portion, and not all, of the then current Premises, (i) the Renewal Space must contain at least one hundred thirty thousand (130,000) square feet of rentable area; (ii) the space eliminated from the Premises pursuant to this Section (the “Eliminated Area”) must, to the extent reasonably possible, be internally contiguous; (iii) each portion of the Eliminated Area must contain at least 10,000 contiguous square feet of rentable area and be marketable as office or research and development space on commercially reasonable terms and in accordance with all Legal Requirements; and (iii) the Eliminated Area must have access to legally appropriate restrooms, elevator lobby and fire stairs on the applicable floor of the Building and shall have an approximately proportionate share of the exterior window walls on the applicable floor of the Building when compared with the Renewal Space. The cost of partitioning the Renewal Space from the Eliminated Area shall be paid by Landlord. Once the Eliminated Area has been separated from the Premises, Tenant shall no longer have an option to extend the Term with respect to the Eliminated Area.

3. RENT.

3.1. Commencing on the Rent Commencement Date, Tenant agrees to pay to Landlord the Annual Rent in effect from time to time by paying the Monthly Installment of Rent then in effect on or before the first day of each full calendar month during the Term. The Monthly Installment of Rent in effect at any time shall be one-twelfth of the Annual Rent in effect at such time. Rent for any period during the Term which is less than a full month shall be a prorated portion of the Monthly Installment of Rent based upon a thirty (30) day month. Said rent shall be paid to Landlord, without deduction or offset and without notice or demand except as specifically set forth herein, at the Landlord’s address, as set forth on the Reference Page, or to such other person or at such other place as Landlord may from time to time designate in writing.

3.2. Tenant recognizes that late payment of any rent or other sum due under this Lease will result in administrative expense to Landlord, the extent of which additional expense is extremely difficult and economically impractical to ascertain. Tenant therefore agrees that if rent or any other sum is not paid within ten (10) days of the date when due and payable pursuant to this Lease, a late charge shall be imposed in an amount equal to the lesser of (i) four percent (4%) of the unpaid rent or other payment or (ii) the amount of the late charge paid by Landlord for such month pursuant to the Ground Lease and the then current Mortgage resulting from Tenant’s late payment. The amount of the late charge to be paid by Tenant shall be reassessed and added to Tenant’s obligation for each successive monthly period until paid. The provisions of this Section 3.2 in no way relieve Tenant of the obligation to pay rent or other payments on or before the date on which they are due, nor do the terms of this Section 3.2 in any way affect Landlord’s remedies pursuant to Article 18 in the event said rent or other payment is unpaid after the date due.

3.3. If Tenant shall extend the Term by exercising a Renewal Option pursuant to Section 2.3 above, the Annual Rent during the applicable Renewal Period shall be the greater of (i) ninety-five percent (95%) of Market Rent (as defined below) and (ii) the Annual Rent in effect during the last year of the then existing Term.

“Market Rent” shall be computed for the applicable Renewal Period at the then effective current rentals being charged to new tenants for buildings of comparable type and quality to that of the Building, taking into account and giving effect to, in determining comparability, without limitation, such considerations as size, location of premises, lease term, and real estate tax and operating expenses, but Market Rent shall not take into account any “specialized” improvements to the Premises paid for by Tenant beyond the Allowance (as defined in Exhibit “B”).

Landlord shall initially, no later than ninety (90) days prior to the commencement of the applicable Renewal Period, designate the Market Rent (“Landlord’s Designation”) for five year option period and shall furnish comparable data in support of such designation. If Tenant disagrees with Landlord’s Designation of the Market Rent, then Tenant shall have the right, by written notice given within thirty (30) days after Tenant’s receipt of Landlord’s Designation (“Tenant’s Arbitration Notice”), to submit the determination of Market Rent to arbitration as set forth in Section 43 below. If for any reason the dispute between the parties as to Market Rent has not been resolved before the commencement of Tenant’s obligation to pay Annual Rent based upon such Market Rent, then Tenant shall pay rent under the Lease in respect of the Premises based upon the current Annual Rent until either the agreement of the parties as to the Market Rent or the decision of the appraisers, as the case may be, at which time Tenant shall pay any underpayment of Annual Rent to Landlord or receive a credit against Annual Rent next becoming due for any overpayment of Annual Rent.

4. ADDITIONAL RENT.

4.1. For the purpose of this Article 4, the following terms are defined as follows:

4.1.1. Lease Year shall mean each calendar year falling partly or wholly within the Term.

4.1.2. Operating Expenses shall mean all costs of operation, maintenance, repair and management of the Building, as determined in accordance with generally accepted accounting principles, including the following costs by way of illustration, but not limitation: water and sewer charges; insurance charges of or relating to all insurance policies and endorsements usual and customary and reasonably deemed by Landlord to be necessary or desirable and relating to the protection, preservation, or operation of the Building or any part thereof; utility costs, including, but not limited to, the cost of heat, steam, gas, and waste disposal (but not the wiring of electricity to the Premises or to any other tenant space); the cost of janitorial services; the cost of security and alarm services (including any central station signaling system); window cleaning costs; labor costs; costs and expenses of managing the Building, not to exceed a management fee of three (3%) percent of the total Annual Rent of the Building; heating, ventilation and air conditioning maintenance costs; material costs; equipment costs including the cost of maintenance, repair and service agreements and rental and leasing costs; purchase costs of equipment other than capital items and items needing to be replaced due to defect in construction; current rental and leasing costs of items which would be amortizable capital items if purchased; tool costs; licenses, permits and inspection fees; wages and salaries; employee benefits and payroll taxes; accounting and legal fees; any sales, use or service taxes incurred in connection therewith. Operating Expenses shall not include depreciation or amortization of the Building or equipment in the Building except as provided herein, loan principal payments, leasing commissions, interest expenses on long-term borrowings, advertising costs or management salaries for executive personnel, all costs and expenses incurred in connection with leasing space in the Building, including, but not limited to, advertising and promotional expenses and real estate brokerage commissions; legal fees incurred in leasing or in disputes with tenants; cost of construction allowances or tenant improvements provided to other tenants; interest or principal payments on any mortgage or deed of trust or any ground lease payments or any other financing costs or fees; any cost or expenditure for which Landlord is entitled to be reimbursed; costs of any work or services furnished to any other tenant but which Landlord does not make available to Tenant to the same extent and in the same manner or is available to Tenant only for an additional direct charge; costs recoverable by Landlord under its insurance policies; management fees in excess of three percent (3%) of the total Annual Rent of the Building; except as expressly included above, any costs of Landlord’s general overhead;

amounts paid to parties affiliated with Landlord or the management company for the Building in excess of the fair market value of the services or materials provided; or costs resulting from defects in the design or construction of the Building. Landlord shall be entitled to amortize and include as an allocable portion of (i) the cost of capital improvement items which are reasonably calculated to reduce operating expenses (but only to the extent of any such reduction in the applicable Lease Year); (ii) fire sprinklers and suppression systems and other life safety systems required by changes in the law after the Commencement Date; and (iii) other capital expenses which are required under any governmental laws, regulations or ordinances first promulgated after the Commencement Date. All such costs shall be amortized over the reasonable life of such improvements in accordance with such reasonable life and amortization schedules as shall be reasonably determined by Landlord in accordance with generally accepted accounting principles, with interest on the unamortized amount at the Prime Rate.

4.1.3. Taxes shall mean real estate taxes and any other taxes, charges and assessments which are levied with respect to the Land and Building, or with respect to any improvements, fixtures and equipment or other property of Landlord, real or personal, located in the Building and used in connection with the operation of the Building and said Land, any payments to any ground lessor in reimbursement of tax payments made by such lessor; and all reasonable fees, expenses and costs incurred by Landlord in investigating, protesting, contesting or in any way seeking to reduce or avoid increase in any assessments, levies or the tax rate pertaining to any Taxes to be paid by Landlord in any Lease Year. If Landlord secures an abatement or refund of any Taxes, there shall be credited against the amount of any taxes owed by Tenant hereunder, or reimbursed to Tenant if the Term of this Lease has expired or been earlier terminated, its proportionate share of the amount of such abatement or refund (i.e., the net amount remaining after paying all reasonable costs and expenses of securing the abatement or refund, including reasonable attorneys’ fees). Taxes shall also include any substitute or additional tax on real estate or the profits therefrom, whether or not now customary or within the contemplation of the parties to this Lease: (a) upon, allocable to, or measured by or on the gross or net rent payable under this Lease, including without limitation any gross income tax or excise tax levied by the State, any political subdivision thereof or the Federal Government with respect to the receipt of such rent; (b) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of the Premises or any portion thereof, including any sales, use or service tax imposed as a result thereof; (c) upon or measured by the Tenant’s gross receipts or payroll or the value of Tenant’s equipment, furniture, fixtures and other personal property of Tenant or leasehold improvements, alterations or additions located in the Premises; or (d) upon this transaction or any document to which Tenant is a party creating or transferring any interest of Tenant in this Lease or the Premises. Notwithstanding the foregoing, Tenant agrees to pay, before delinquency, any and all taxes levied or assessed against Tenant and which become payable during the term hereof upon Tenant’s equipment, furniture, fixtures and other personal property of Tenant located in the Premises. Taxes shall not include any corporate franchise, or estate, inheritance, succession, transfer, gift, profit or net income tax or capital levy, or tax imposed upon any transfer by Landlord of its interest in this Lease or the Building. Tenant may, and in the name of either or both of Landlord or Tenant, initiate and prosecute an abatement or refund of any Taxes payable with respect to any tax year beginning on or after January 1, 2006 and Landlord agrees to cooperate with Tenant in any such proceedings.

4.2. Tenant shall pay as additional rent for each Lease Year Tenant’s Proportionate Share of Operating Expenses and Taxes incurred for such Lease Year in excess of those incurred during calendar year 2005 (the “Base Year”). No payment for Tenant’s Proportionate Share of Operating Expenses and Taxes shall be payable for any period prior to January 1, 2006. Landlord acknowledges that Tenant is pursuing certain state and local tax credits and exemptions in connection with the relocation of its corporate headquarters to the Premises, including, without limitation, an exemption of the value of improvements to be made to the Premises from applicable real estate taxes. Landlord agrees to provide Tenant with such assistance and cooperation as Tenant may reasonably request in connection with applying for and obtaining state and local tax credits and exemptions under available programs. Landlord also agrees that the benefit of any exemption of the value of the initial Landlord’s or Tenant’s Work and any other tax credits or exemptions obtained by Tenant shall inure to the benefit of Tenant, but shall not reduce Annual Rent.

4.3. The annual determination of Operating Expenses shall be made by Landlord within one hundred twenty (120) days after the end of each Lease Year and, if certified by a regionally or nationally recognized firm of public accountants selected by Landlord, shall be binding upon Landlord and Tenant (subject to Tenant’s rights pursuant to Section 4.7 below). Landlord shall provide Tenant within such one hundred twenty (120) day period, an annual itemized statement of all components included in Operating Expenses. Tenant may review the books and records supporting such determination in the office of Landlord, or Landlord’s agent, during normal business hours, upon giving Landlord five (5) days advance written notice within ninety (90) days after receipt of such determination, arid in no event more often than once in any one year period.

4.4. Prior to the actual determination thereof for a Lease Year, Landlord may from time to time (but in no event more often than once in any one year period) estimate Tenant’s liability for Operating Expenses and/or Taxes under Section 4.2. Landlord will give Tenant written notification of the amount of such estimate and Tenant agrees that it will pay, by increase of its Monthly Installments of Rent due in such Lease Year, additional rent in the amount of such estimate. Any such increased rate of Monthly Installments of Rent pursuant to this Section 4.4 shall remain in effect until written notification to Tenant of the actual Operating Expenses pursuant to Section 4.3 above.

4.5. When the above mentioned actual determination of Tenant’s liability for Operating Expenses and/or Taxes is made for any Lease Year and when Tenant is so notified in writing, then:

4.5.1. If the total additional rent Tenant actually paid pursuant to Section 4.4 on account of Operating Expenses and/or Taxes for the Lease Year is less than Tenant’s liability for Operating Expenses and/or Taxes, then Tenant shall pay such deficiency to Landlord as additional rent in one lump sum within thirty (30) days of receipt of Landlord’s bill therefor; and

4.5.2. If the total additional rent Tenant actually paid pursuant to Section 4.4 on account of Operating Expenses and/or Taxes for the Lease Year is more than Tenant’s liability for Operating Expenses and/or Taxes, then Landlord shall credit the difference against the then next due payments to be made by Tenant for Annual Rent and under this Article 4, or reimburse the difference to Tenant if the term of the Lease has expired or been earlier terminated.

4.6. If the Rent Commencement Date is other than January 1 or if the Termination Date is other than December 31, Tenant’s liability for Operating Expenses and Taxes for the Lease Year in which said Date occurs shall be prorated based upon a three hundred sixty-five (365) day year.

4.7. Notwithstanding any other provision of this Lease to the contrary, Tenant shall have the right to audit the Operating Expenses, Taxes and any and all other costs, charges or expenses (collectively, the “charges”) for which Tenant is required to reimburse Landlord pursuant to this Lease, and Landlord agrees to cooperate with any such audit. Landlord shall maintain complete books and records in accordance with generally accepted accounting principles for the same period as required for income tax reporting purposes. Such audit(s) shall only take place within one (1) year after such charges are due in accordance with the terms hereof. If it shall be determined as a result of such audit(s) that Tenant has overpaid any of such charges, Landlord shall promptly refund to Tenant the amount of such overpayment. If the amount of Tenant’s overpayment exceeds five percent (5%) of said charges, Landlord shall promptly pay the cost of said audit(s) upon Tenant’s submission of an invoice for same.

4.8. Notwithstanding any provision of this Lease to the contrary, during any period after the Base Year in which Tenant is the sole tenant of the Premises, Tenant shall have the right, at Tenant’s option, to elect to take responsibility for the performance of any or all of the services to be performed by Landlord hereunder, in which case:

4.8.1. The term “Operating Expenses” shall be modified to exclude the reference to the services for which Tenant has elected to take responsibility and the cost of such services shall not be included in the calculation of Operating Expenses either for purposes of calculating Operating Expenses for the then current Lease Year or for purposes of calculating Operating Expenses for the Base Year;

4.8.2. Annual Rental shall be reduced by the amount attributable to the cost of such excluded service for the Base Year; and

4.8.3. In the event that Tenant elects to take responsibility for all services and utilities to the Premises, Landlord shall not be required to furnish any services or utilities to the Premises and Tenant shall assume responsibility for the supply of and payment of such services and utilities, in which event the term “Operating Expenses” shall mean only insurance premiums for insurance for the Premises required to be maintained by Landlord pursuant to Section 11.2 hereof.

4.9. The following matters shall be taken into account when determining Operating Expenses and Taxes:

(i) notwithstanding anything herein to the contrary contained herein, Landlord may not include in Operating Expenses for any calendar year subsequent to the Base Year (a) insurance expenses if such expenses were not included in the Base Year, or are for insurance coverage other than the coverage that Landlord is required to maintain under the terms of this Lease, or any mortgage applicable to the Land or the Building or because Landlord elected to self-insure; or (b) any category of expenses which was not included in Operating Expenses for the Base Year and which expenses were incurred in the Base Year and could have been included in Operating Expenses for the Base Year; or (c) any expenses properly attributable to an increase in the level, quality or frequency of service over the level, quality or frequency of such service provided during the Base Year.

(ii) Landlord and Tenant acknowledge that those components of Operating Expenses for the Base Year solely relating to the Building being newly constructed (the “New Construction Components”) may need to be adjusted to reflect operational costs of the Building becoming stabilized after the Base Year. In addition, Landlord and Tenant acknowledge that during the Base Year expenses for snow removal and sanding may be more or less than expenses for a normal year. In determining Base Year Operating Expenses for the Premises, Landlord and Tenant agree to negotiate in good faith regarding any equitable adjustments of the New Construction Components and of weather related items for the Base Year that are aberrational.

(iii) notwithstanding any provision herein to the contrary, the amount of Taxes which are included within the Taxes for the Base Year shall be adjusted to equal the final Taxes for the Project once the Project is fully assessed. Until such Taxes are final, Landlord shall reasonably estimate such Taxes.

(iv) Operating Expenses for the Base Year shall specifically include all costs which Landlord would have incurred but for the existence of warranties on any portion of the Project, including, without limitation, any equipment or machinery used therein.

(v) In the event that Tenant exercises its Space Reduction Option, as specified in Exhibit “K” attached hereto, it is the intent of this Lease that, notwithstanding Article 13 below, Tenant shall remain liable only for electric service and other Operating Expenses to the Reduced Premises (as defined in Exhibit “K”), and that, as of the Reduction Date, the Operating Expenses for the Base Year shall be increased by an amount equal to the costs of power, lights, other electrical charges for the “common areas” of the Premises during calendar year 2005 (and the parties shall endeavor to record such amount following the end of calendar year 2005 so as to document the addition to Base Year Operating Expenses in the event the Space Reduction Option is exercised by Tenant). The parties acknowledge and agree that the parties shall make such equitable adjustments to the Operating Expenses for the Base Year as may be appropriate to reflect that the Building has been converted to a multi-tenanted property. As used herein, the term “common areas” is intended to mean and refer to the parking areas, sidewalks and other areas on the exterior of the Building, the lobby areas, elevators, and other areas which, if such option is exercised, shall be used in common with other tenants of the Building.

4.10. The property manager for the Premises initially shall be Conroy Development Corporation and shall at all times be a reputable company of recognized standing whose principal management personnel (a) are of recognized experience and capability and (b) are engaged in the commercial property management business and (c) subject to the reasonable approval of Tenant. The Premises shall at all times be managed in accordance with First Class

Building Standards (as defined in Article 16 below), and Landlord agrees that if at any time Tenant believes the Premises is not being maintained or managed in accordance with such standards, Tenant shall provide Landlord with written notice thereof specifying in reasonable detail the areas in which such management and/or maintenance has been deficient and failed to such standard. Within thirty (30) days thereafter, Landlord shall notify Tenant in writing that either (i) Landlord agrees with Tenant’s determination, in which case Landlord shall together with such notice include a detailed plan for the remedy of such failure including a timetable for resolution, or (ii) Landlord’s disputes Tenant’s determination and the specific rationale for such dispute. In the event that Tenant is not reasonably satisfied with Landlord’s response, Tenant may require Landlord to replace the then current property manager with a property manager reasonably acceptable to Tenant.

5. OPTION TO EXPAND.

5.1. Expansion of Premises. In the event that there remains at least nine (9) years (including any Short Term Extension or Renewal Period, if exercised) in the Term, Tenant shall have the option (the “Expansion Option”) to require Landlord to construct an addition (the “Expansion Space”) to the Building, which addition shall include no more than 75,000 square feet of rentable area, or such lesser maximum amount for which Landlord is able to obtain a building permit and approvals under then existing zoning, environmental and building laws, and shall be constructed pursuant to the terms of this Section. Any Expansion Space added to the Building pursuant to this Section shall be subject to the terms and provisions of this Lease, except that the Annual Rent payable for such space shall be determined as set forth in Section 5.2 below. The Expansion Option may be exercised by Tenant’s notifying Landlord in writing of such exercise (the date of such notice is hereinafter referred to as the “Expansion Exercise Date”), which Expansion Notice shall specify whether Tenant desires to have the Expansion Space contain two floors (50,000 square feet of rentable area) or three floors (75,000 square feet of rentable area) and shall be accompanied by conceptual and preliminary design plans showing the general layout and uses for the Expansion Space and general specifications. Subject to Tenant Delays (defined below), Landlord shall complete the Expansion Space and deliver the Expansion Space to Tenant for occupancy, no more than two (2) years from the Expansion Exercise Date.

“Tenant Delay” shall mean the total actual delay in completion of Landlord’s Work attributable to any of those items described in Section 1.1.3, except caused by Tenant where designated therein as caused by Landlord, and/or suffered by Landlord.

Landlord and Tenant hereby acknowledge and agree that unless otherwise agreed upon by the parties hereto, the Expansion Space shall be designed and constructed substantially in such location and with such design as set forth on Exhibit “C”, attached hereto and incorporated herein by this reference (the “Concept Plans”). Upon receipt of Tenant’s notice of its election to expand the Premises, Landlord and Tenant shall meet to discuss the expansion project, a preliminary time schedule for permitting and construction, and the development of an estimate of the Total Project Cost for the Expansion Space. As used herein, the term “Total Project Cost” shall mean and include all reasonable costs of constructing the Expansion Space (excluding the fair market value of any part of the Land but including any additional ground rental resulting from such increase pursuant to the Ground Lease), including, without limitation, site work and landscaping, as well as soft costs such as architectural, engineering, brokerage commissions, if any, legal and consulting fees and a three percent (3%) development fee and interest on borrowed money during construction and prior to commencement of Tenant’s payment of rent on the Expansion Space. “Total Project Cost” shall include and Landlord shall make available to Tenant a tenant improvement allowance of $40 per square foot of rentable area contained in the Expansion Space prorated to reflect any term less than ten (10) full years. Subject to any Tenant Delay, Landlord shall prepare and furnish to Tenant within sixty (60) days after the Expansion Exercise Date complete architectural drawings and specifications (hereinafter called the “Expansion Plans”). The Expansion Plans shall be prepared by a licensed architect retained by Landlord, which architect shall be subject to the reasonable approval of Tenant. Tenant agrees to review the Expansion Plans and in each case to approve same or state what changes, if any, Tenant requires therein within thirty (30) days after receipt thereof. If Tenant requires any changes, Landlord shall cause the Expansion Plans to be revised in accordance with any reasonable requirements of Tenant and to resubmit same to Tenant for Tenant’s review within fifteen (15) days after receipt of Tenant’s changes. In addition, Tenant may review said Expansion Plans and request changes therein during the course of preparation thereof by said architect and Landlord shall cause said architect to revise the Expansion Plans accordingly. The revisions and resubmissions shall continue until Tenant shall have approved the Expansion Plans (said approved Expansion Plans being hereinafter called the “Approved Plans”). Tenant’s approval of the Expansion Plans shall not constitute an opinion or agreement by Tenant that the Tenant’s Building or other improvements are structurally sufficient or that the Approved Plans are in compliance with Legal Requirements (it being agreed that such compliance is solely Landlord’s responsibility). Landlord shall provide Tenant with two (2) sets of the Approved Plans and Landlord and Tenant shall execute counterparts thereof. The Approved Plans shall be final and shall not be changed by Landlord without the prior consent of Tenant but Tenant shall have the right to make changes therein. Landlord agrees to use diligent (commercially reasonable) efforts to obtain all necessary permits for development and construction of the Expansion Space, or so much thereof as the law and local rules and regulations shall allow, although the parties acknowledge that the laws and development environment at the time of the permitting for the Expansion Space may be more restrictive than at present.

5.2. Following completion of the Approved Plans and prior to the commencement of construction of the Expansion Space, Landlord shall provide Tenant with a breakdown of his estimated total project costs to construct the Expansion Space in accordance with the Approved Plans and shall allow Tenant to review its construction bids (the “Estimated Total Project Cost”). Tenant shall then have a period of fourteen (14) business days to review the Estimated Total Project Cost and to notify Landlord within such time period that it revokes its election to expand the Premises, in which case the Tenant’s option to expand the Premises shall have no further force or effect and Tenant shall reimburse Landlord for the reasonable third party costs of preparation of plans and seeking permits and approvals for the Expansion Space including the fees and expenses of its architect to prepare the Approved Plans and legal and consulting fees for permitting. If Tenant shall fail to so notify Landlord within such fourteen (14) business day period, then Tenant shall be deemed to have revoked its election to expand the Premises. In the event that Tenant approves the Estimated Total Project Cost, Landlord shall complete the Expansion Space and deliver the Expansion Space to Tenant for occupancy no more than two (2) years following the Expansion Exercise Date. Landlord covenants and agrees that upon Tenant’s approval of the Estimated Total Project Cost, Landlord shall, in accordance with the Approved Plans, promptly commence and with due diligence proceed to construct the Expansion Space. Annual Rent for the Expansion Space shall commence upon the first to occur of (i) Tenant’s occupancy of the Expansion Space for the conduct of business and (ii) thirty (30) days following the Date of Substantial Completion (as hereinafter defined) (the “Determination Date”) and shall be determined by amortizing in equal monthly installments over a twenty-five (25) year period the lesser of (i) Total Project Cost and (ii) the Estimated Total Project Cost at an interest rate equal to Treasuries plus 400 basis points (such rate not to exceed 12% nor be less than 8%).

5.3. In the event of any dispute regarding the determination of Annual Rent, Annual Rent (i) shall be the same as the square foot Annual Rent for the original Premises until such determination shall be completed, (ii) shall be determined pursuant to arbitration in accordance with Article 43 below, and (iii) shall be adjusted as soon as the rent for the Expansion Space shall finally be determined, retroactive to the Expansion Space Rent Commencement Date. For purposes hereof, the term “Date of Substantial Completion” shall mean and refer to that date when the Expansion Space shall have been completed substantially in accordance with the Approved Plans, as amended in accordance with the provisions hereof, including the substantial completion of any parking areas, sidewalks, exits, entrances, access roads, lighting and retaining walls, to the extent that the Expansion Space may be occupied by Tenant, it being understood by both Landlord and Tenant that minor punchlist items shall not be considered an obstruction to the initial occupancy and use of the Expansion Space by Tenant. In no event, however, shall the Expansion Space be deemed to be substantially complete until Landlord has furnished Tenant with a (temporary) certificate of occupancy from the appropriate governmental authorities required to allow Tenant initially to occupy and use the Expansion Space. During the course of construction of the Expansion Space, Tenant may enter the Expansion Space for purposes of inspecting the work, taking measurements, making plans, installing trade fixtures, wiring and cabling, and doing such other work as may be appropriate or desirable, so long as the same shall not materially interfere with Landlord’s construction of the Expansion Space, without being deemed thereby to have taken possession or obligated itself to pay rental.

5.4. Short Term Extension Option. In the event that Tenant desires to exercise the Expansion Option but there remains less than nine (9) years in the Term and Tenant then has at least one unexercised five (5) year option to extend the Term, Tenant shall have, and Landlord hereby grants to Tenant, the right and option to unilaterally extend the Term of this Lease for any period up to four (4) years following the expiration of the Term (the term of this short term extension option herein called the “Short Term Extension Term”) on the terms and conditions set forth in this Section. To exercise this option, Tenant must give Landlord written notice of its exercise at the time Tenant exercises the Expansion Option. Tenant’s notice must include the date to which Tenant elects to extend the expiration date of the Term. If the Term of this Lease is extended under this Section, all terms and conditions of this Lease shall remain in full force and effect except that the Monthly Installment of Rent payable during the Short Term Extension with respect to the original Premises shall be Market Rent determined in accordance with Section 3.3 above.

6. COMPLETION OF THE PREMISES.

6.1. Tenant’s Work. Tenant shall cause to be performed the work required of Tenant by Exhibit “B” (“Tenant Work”). All Tenant Work shall be done in a good and workmanlike manner employing good materials and in compliance with all applicable laws, rules, regulations and codes, including, without limitation, all building and zoning laws. Tenant shall not make any material changes in the Tenant Work without the prior written approval of Landlord, but Tenant shall have the right to substitute materials of equal or higher quality if materials specified on Exhibit “B” are not available in time for a timely completion of the Tenant Work.

6.2. Tenant Improvement Allowance. Landlord shall provide Tenant with the Allowance specified on the Reference Page in accordance with the provisions of Exhibit “B”. Tenant shall he responsible for costs to the extent that the cost of such Tenant Work shall exceed the Tenant Improvement Allowance. Any amount of Tenant Improvement Allowance not spent on the Tenant Work shall be made available to Tenant for architectural design services, engineering costs, moving costs, telephone and computer equipment costs, and if not used for any of the foregoing shall be provided to Tenant in the form of rent abatement. If the cost of the Tenant Work shall exceed the Tenant Improvement Allowance, Tenant may, by written notice to Landlord within ten (10) days of the Rent Commencement Date, elect to add such additional costs (up to but not exceeding the sum of $2,625,000; the total of such additional costs added to the Annual Rent is hereinafter called “Additional Costs”) to the Annual Rent due during the initial Term of the Lease by adjusting the Annual Rent, and the Annual Rent shall immediately be adjusted by adding an amount to the Annual Rent for each such lease year equal to the cost of amortizing the Additional Costs over such initial Term with imputed interest at the rate of 9.75% per year. For example, if the Additional Costs are $1 million, Monthly Rent during the initial Term shall he increased by $12,607.46. Landlord’s obligation to fund the Allowance shall be secured by the Guaranty (the “Guaranty”) in the form of Exhibit “H” from Lone Star Opportunity Fund. Tenant agrees that, if in Tenant’s reasonable determination, Landlord has provided Tenant with another mechanism to adequately secure Landlord’s obligation to fund the Allowance, Tenant shall, to such extent, release or reduce the Guaranty.

6.3. Construction Representatives. Each party authorizes the other to rely, in connection with plans and construction, upon approval and other actions on the party’s behalf by any Construction Representative of the party named in the Reference Page or any person hereafter designated in substitution or addition by written notice to the party relying. Tenant’s Construction Representative shall be afforded full and complete access to the Premises and Landlord’s Work during the construction of such work, and Landlord shall allow Tenant’s Construction Representative to attend meetings relating thereto. Landlord’s Construction Representative shall be afforded full and complete access to the Premises and Tenant’s Work during the construction of such work, and Tenant shall allow Landlord’s Construction Representative to attend meetings relating thereto.

6.4. Alterations by Tenant. Tenant may, from time to time, at its own cost and expense, make such alterations, restorations, replacements or installations (hereinafter referred to as “Alterations”) in, or to the Premises as Tenant deems necessary or desirable. Notwithstanding the foregoing, Tenant shall not make any structural Alteration, the cost of which shall be in excess of Fifty Thousand and No/100 Dollars ($50,000.00) without first submitting plans and specifications for such Alteration to Landlord for Landlord’s approval. Landlord may only withhold its approval if the work described in such plans and specifications diminishes the structural integrity of the Building or if the value of the improvements in place after such Alteration by Tenant would be less than the value of the improvements in place prior to such Alteration. If Landlord does not either approve or state its reasonable objections to said plans and specifications (or any revisions thereof) within ten (10) business days after receipt thereof, then said plans and specifications (or revisions) shall be deemed approved by Landlord. All such Alterations shall remain the property of Tenant and in case of damage or destruction thereto by fire or other causes, Tenant shall have the right to recover the value thereof as its own loss from any insurance company with which it has insured the same, or to claim an award in the event of condemnation, notwithstanding that any of such things might be considered part of the Premises. Tenant may, at its option and expense, and at any time and from time to time, remove any such Alterations from the Premises provided that such removal is accomplished without material damage to the Premises or Tenant promptly repairs any such damage.

6.5. Compliance with Laws. All alterations, additions or improvements proposed by Tenant shall be constructed in accordance with all government laws, ordinances, rules and regulations and Tenant shall, prior to construction, provide the additional insurance required under Article 11 in such case, and also all such assurances to Landlord, including but not limited to, waivers of lien and surety company performance bonds (but only in the event the cost of the work exceeds $300,000) as Landlord shall reasonably require to assure payment of the costs thereof and to protect Landlord and the Building and appurtenant land against any loss from any mechanic’s, materialmen’s or other liens. Tenant shall pay in addition to any sums due pursuant to Article 4, any increase in real estate taxes attributable to any such alteration, addition or improvement for so long, during the Term, as such increase is ascertainable; at Landlord’s election said sums shall be paid in the same way as sums due under Article 4.

6.6. Tenant’s Property. All alterations, additions, and improvements in, on, or to the Premises made or installed by Tenant, other than the Tenant’s Work paid for by the Tenant Improvement Allowance, including carpeting, shall be and remain the property of Tenant during the Term but, excepting furniture, equipment, machinery, furnishings, movable partitions and other trade fixtures and personal property (“Tenant’s Property”), shall become a part of the realty and belong to Landlord without compensation to Tenant upon the expiration or sooner termination of the Term, at which time title shall pass to Landlord under this Lease as by a bill of sale. Upon election by Landlord with respect to any Non-Standard Alteration (as hereinafter defined) and provided Landlord informs Tenant of such election at the time Tenant requests approval of any alterations, Tenant shall, at Tenant’s sole cost and expense, forthwith and with all due diligence remove any such Non-Standard Alteration which are designated by Landlord to be removed prior to such alterations being made, and Tenant shall forthwith and with all due diligence, at its sole cost and expense, repair and restore any damage caused to the Premises by such removal. As used herein, the term “Non-Standard Alteration” shall mean and refer to any Alteration which is not normal and customary for general business or office use, such as raised flooring, fountains, swimming pools, etc.

7. REPAIR.

7.1. Landlord’s Obligations. Landlord shall promptly repair, replace and maintain the exterior and structural portions of the Premises, including without limitation, the roof, the roof covering, walls, foundation, exterior paint, exterior glass, floors (other than carpeting) and

Building Systems including without limitation, plumbing, electrical, HVAC, utility and sewer lines and sprinkler systems. The Premises shall be delivered to Tenant by Landlord within ten (10) days after the Reference Date in the substantially same condition as the Premises exist today, but Landlord shall have the obligation to complete Landlord’s Work on or before the Delivery Date. Except for such repair obligations as may be required with respect to the foregoing and repair and warranty obligations with respect to Landlord’s Work, by taking possession of the Premises, Tenant accepts them as being in good order, condition and repair and in the condition in which Landlord is obligated to deliver them except for such items for which Tenant shall have given written notice to Landlord within sixty (60) days after the Rent Commencement Date, except that with respect to the HVAC system, seasonal items, items under warranty and latent defects, Tenant shall have up to one (1) year to notify Landlord of the same. It is hereby understood and agreed that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant, except as specifically set forth in this Lease. Notwithstanding the foregoing, Landlord shall not be responsible for repairs associated with defects in the Tenant Work performed pursuant to Exhibit “B” attached hereto and Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant.

7.2. Tenant’s Obligations. Except for such obligations imposed upon Landlord by the provisions hereof, Tenant, as part of its obligations hereunder shall keep the Premises in a clean and sanitary condition. Upon termination of this Lease in any way Tenant will yield up the Premises to Landlord in good condition and repair, reasonable wear and tear, loss by fire or other casualty and repairs that are the responsibility of Landlord excepted.

7.3. No Abatement. Except as provided herein, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising due to the fault of Landlord, from the making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or to fixtures, appurtenances and equipment in the Building. Except to the extent, if any, prohibited by law or as otherwise provided herein, Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect.

8. LIENS.

Tenant shall keep the Premises, the Building and Tenant’s leasehold interest in the Premises free from any liens arising out of any services, work or materials performed, furnished, or contracted for by Tenant, or obligations incurred by Tenant. In the event that Tenant shall not, within thirty (30) days following the imposition of any such lien, either cause the same to be released of record or provide Landlord with insurance against the same issued by a major title insurance company or such other protection against the same as Landlord shall reasonably accept, Landlord shall have the right to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All such sums paid by Landlord and all reasonable expenses incurred by it in connection therewith shall be considered additional rent and shall be payable to it by Tenant within twenty (20) days of demand.

9. ASSIGNMENT AND SUBLETTING.

9.1. Tenant shall have the right to assign or pledge this Lease or to sublet the whole or any part of the Premises whether voluntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant. In the event Tenant desires to sublet, or permit such occupancy of, the Premises, or any portion thereof, or assign this Lease, Tenant shall give written notice thereof to Landlord at least thirty (30) days prior to the proposed commencement date of such subletting or assignment, which notice shall set forth the name of the proposed subtenant or assignee and the relevant terms of any sublease or assignment.

9.2. Notwithstanding any assignment or subletting, permitted or otherwise, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of the rent specified in this Lease and for compliance with all of its other obligations under the terms, provisions and covenants of this Lease. Upon the occurrence of an Event of Default, if the Premises or any part of them are then assigned or sublet, Landlord, in addition to any other remedies provided in this Lease or provided by law, may, at its option, collect directly from such assignee or subtenant all rents due and becoming due to Tenant under such assignment or sublease and apply such rent against any sums due to Landlord from Tenant under this Lease, and no such collection shall be construed to constitute a novation or release of Tenant from the further performance of Tenant’s obligations under this Lease,

9.3. In the event that Tenant sells, sublets, assigns or transfers this Lease to any Non-Affiliate (as hereinafter defined), Tenant shall pay to Landlord as additional rent an amount equal to fifty percent (50%) of any Increased Rent (as defined below) when and as such Increased Rent is received by Tenant. As used in this Section, “Increased Rent” shall mean the excess of (i) all rent and other consideration which Tenant receives by reason of any sale, sublease, assignment or other transfer of this Lease, over (ii) the rent otherwise payable by Tenant under this Lease at such time after deducting all of Tenant’s reasonable costs directly related to such sublease or assignment and the marketing thereof including, without limitation, brokerage commissions, reasonable legal fees, TI Work or allowances, free rent, and other such concessions, costs and expenses. For purposes of the foregoing, any consideration received by Tenant in form other than cash shall be valued at its fair market value as determined by Landlord in good faith.

9.4. Notwithstanding the foregoing provisions of this Section 9, Tenant may, without Landlord’s consent, assign this Lease or sublet any portion or all of the Premises to any corporation, partnership, trust, association or other business organization directly or indirectly controlling or controlled by Tenant or to any successor by merger, consolidation or acquisition of all or substantially all of the assets of Tenant (collectively, an “Affiliate” and any entity which is not an Affiliate is herein referred to as a “Non-Affiliate”) or any Affiliate of Tenant.

10. INDEMNIFICATION.

Landlord hereby waives any and all right of recovery which it might otherwise have against Tenant, its agents and employees, for loss or damage occurring to the Premises, including the Building, to the extent that the loss or damage is covered by Landlord’s insurance, notwithstanding that such loss or damage may result from the negligence or fault of Tenant, its agents or employees. Tenant hereby waives any and all right of recovery which it might otherwise have against Landlord, its agents and employees, for loss or damage to Tenant’s furniture, furnishings, fixtures and other property removable by Tenant under the provisions hereof, to the extent that the loss or damage is covered by Tenant’s insurance, notwithstanding that such loss or damage may result from the negligence or fault of Landlord, its servants, agents or employees. If either party shall become partially or wholly a self-insurer by inclusion of a deductible provision in its insurance policy or policies or by not maintaining insurance in an amount sufficient to prevent such party from becoming a co-insurer under the usual co-insurance clause or by not maintaining insurance in such amounts required under the provisions of this Lease, then it shall be deemed for the purpose of the foregoing waivers that any loss or damage suffered by such party was covered by said party’s insurance to the extent that it would have been so covered had said party maintained standard all-risk fire and extended coverage insurance in an amount sufficient to prevent such party from becoming a co-insurer under the usual co-insurance clause pursuant to a policy or policies containing no deductible provision.

11. INSURANCE.

11.1. Tenant’s Insurance. Tenant shall keep in force throughout the Term: (a) commercial general liability insurance applicable to the Premises with a limit of not less than $1,000,000.00 per occurrence and not less than $2,000,000.00 in the annual aggregate, or such larger amount as Landlord may prudently require from time to time, covering bodily injury and property damage liability and S1,000,000 products/completed operations aggregate; (b) Business Auto Liability covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident; (c) insurance protecting against liability under Worker’s Compensation Laws with limits at least as required by statute; (d) Employer’s Liability with limits of $500,000 each accident, $500,000 disease policy limit, $500,000 disease—each employee; and (e) causes of loss-special form (formerly “all risk”) property insurance, protecting Tenant against loss of or damage to Tenant’s Property and other business personal property situated in or about the Premises to the full replacement value of the property so insured; provided, however, that Tenant may elect to self-insure with respect to the insurance required with respect to Section 11.1(e).

11.2. Landlord’s Insurance. Landlord shall keep in force throughout the Term: (a) causes of loss-special form (formerly “all risk”) property insurance covering the Premises (inclusive of Landlord’s Work, the Tenant Work and any other improvements installed in the Premises) in amounts at least equal to the full replacement cost thereof and rental value insurance for at least one year, (ii) commercial general liability insurance with a limit of not less than $1,000,000 per occurrence and not less than $2,000,000 in the annual aggregate or such larger amount as prudent landlords in the Boston metropolitan area carry in similar circumstances; (iii) Employer’s Liability with limits of $500,000 each accident, $500,000 disease policy limit, $500,000 disease each employee, boiler insurance, including power vessels and pipes, if there be any such vessels or pipes in the Premises, in an amount of not less than $5,000,000; and (iv) insurance protecting against liability under Worker’s Compensation Laws with limits at least as required by statute. Notwithstanding the foregoing, in the event that the replacement cost of the Tenant Work or any other improvements installed in the Premises by

Tenant exceed the sum of $7,000,000, the cost of any additional coverage for coverage on such improvements shall be at the expense of Tenant.

11.3. Each of the aforesaid policies shall (a) name the Landlord and Tenant (and Ground Lessor where appropriate) as their interests may appear; (b) be issued by an insurance company with a minimum Best’s rating of “A: VII” during the Term; and (c) provide that said insurance shall not be canceled unless thirty (30) days prior written notice (ten days for non-payment of premium) shall have been given to the other party; and said policy or policies, duplicate originals or certificates thereof shall be delivered to the other party upon the Rent Commencement Date and at least thirty (30) days prior to each renewal of said insurance. Any insurance required hereunder may be provided under such blanket policies as are then customary for comparable buildings, provided that the coverage allocated to the Premises is not less than the coverage contemplated by this Lease as separately stated in this Section. Additionally, coverage for liability in excess of the amounts required above up to a $5,000,000 aggregate shall be provided under a blanket excess insurance policy provided that a primary policy providing coverage for liability of at least $1,000,000 remains in effect.

11.4. Whenever either party shall undertake any alterations, additions or improvements in, to or about the Premises (“Work”), the aforesaid insurance protection must extend to and include injuries to persons and damage to property arising in connection with such Work, without limitation including liability under any applicable structural work act; and the policies of or certificates evidencing such insurance must be delivered to the other party prior to the commencement of any such Work. The aforesaid coverage may be maintained by the general contractor performing the work.

12. WAIVER OF SUBROGATION.

Tenant and Landlord hereby mutually waive any and all rights of recovery, claim, action or cause of action against each other, their respective agents, officers and employees, for any loss or damage that may occur to the Premises and to all property, whether real, personal or mixed, located on the Premises or in the Building, by reason of fire, the elements or any other cause normally insured against under the terms of standard all-risk fire and extended coverage insurance policies of the type prescribed from time to time for use in respect of the Building, regardless of the cause or origin, including negligence of the parties hereto, their respective agents and employees. Each party shall obtain any special endorsements required by their insurer to evidence compliance with the aforementioned waiver and shall provide the other with reasonable evidence of its insurance carrier’s consent to such waiver of subrogation.

13. ELECTRICITY.

Tenant shall pay for all electric service to the Premises, together with any taxes, penalties, and surcharges or the like pertaining thereto and any maintenance charges for utilities. Tenant shall furnish all electric light bulbs, tubes and ballasts, battery packs for emergency lighting and fire extinguishers. Landlord covenants and agrees to exercise all reasonable efforts not to interfere with the conduct of Tenant’s business in the Premises and to exercise due diligence in repairing, replacing or restoring any interruption in service or utilities; provided, however, Landlord shall not be responsible for any interruption in Tenant’s electric service unless caused by Landlord’s negligence or intentional misconduct.

14. HOLDING OVER.

Tenant shall pay Landlord for each day Tenant retains possession of the Premises or part of them after termination of this Lease by lapse of time or otherwise at the rate (“Holdover Rate”) which shall be, for the first thirty (30) days of any such holdover, 125% of the amount of the Annual Rent for the last period prior to the date of such termination plus 100% of all additional rent under Article 4, and for any period thereafter, 150% of the amount of the Annual Rent for the last period prior to the date of such termination plus 100% of all additional rent under Article 4, in either case prorated on a daily basis, and a tenancy at sufferance at the Holdover Rate shall be deemed to have been created. In any event, no provision of this Article 14 shall be deemed to waive Landlord’s right of reentry or any other right under this Lease or at law.

15. SUBORDINATION; NONDISTURBANCE; ATTORNMENT.

15.1. Subordination. Landlord may, from time to time, grant deeds of trust, mortgages or other security interests covering its estate in the Premises (herein, collectively, a “Mortgage”). Subject to the provisions of the following Section, Tenant agrees that this Lease shall be subject and subordinate at all times to each Mortgage; provided, however, that if the lessor, mortgagee, trustee, or holder of any such mortgage or deed of trust elects to have Tenant’s interest in this Lease be superior to any such instrument, then, by notice to Tenant, this Lease shall be deemed superior, whether this Lease was executed before or after said instrument.

15.2. Ground Lease. Tenant acknowledges that this Lease is subject and subordinate to the Ground Lease, provided, however, that within thirty (30) days after the execution hereof, Landlord shall deliver to Tenant a Ground Lease Estoppel Certificate (the “Ground Lease Estoppel”) from Ground Lessor substantially in the form of Exhibit “E” attached hereto and incorporated herein by this reference and simultaneously with the execution hereof Landlord shall deliver to Tenant a Leasehold Mortgage in the form of Exhibit E-1 attached hereto (the “Qualifying Leasehold Mortgage”) executed by Landlord which shall entitle Tenant to all of the rights (including, without limitation, notice and cure rights) of the holder of a Qualifying Leasehold Mortgage under Section 4.02 of the Ground Lease. In the event that Landlord fails to deliver the Ground Lease Estoppel within thirty (30) days after the Reference Date, Tenant may terminate this Lease upon written notice to Landlord within thirty (30) days thereafter. Upon execution of such Qualifying Leasehold Mortgage, Landlord shall cause such instrument to be recorded in the Norfolk County Registry of Deeds.

15.3. Nondisturbance. Within thirty (30) days after execution hereof, Landlord shall deliver to Tenant a Subordination, Nondisturbance and Attornment Agreement in a form reasonably satisfactory to Tenant (the “SNDA”) executed by Landlord and Existing Mortgagee.

The subordination of this Lease to any subsequent Mortgage is conditioned upon the holder thereof expressly agreeing in such SNDA that (i) Tenant will not be named or joined in any proceeding to enforce the Mortgage unless such shall be required by law in order to perfect the proceeding; (ii) enforcement of any Mortgage shall not terminate or modify this Lease or any provision of this Lease or disturb Tenant in the possession and use of the Premises (except in the case where Tenant is in default beyond the period, if any, provided in this Lease to remedy such default), or where mortgagee or its successor will provide Tenant with a new lease on the same terms and conditions as are contained herein, (iii) provided that Landlord or Tenant does not terminate this Lease as a result of a casualty or the exercise of eminent domain, proceeds and awards shall first be applied to the repair, alteration and restoration of the Premises, as provided in this Lease, before being applied to the debt secured by the Mortgage; and (iv) any party succeeding to the interest of Landlord as a result of the enforcement of any Mortgage shall be bound to Tenant, under all the terms, covenants and conditions of this Lease for the balance of the Term, including any extended Term, with the same force and effect as if such party were the original Landlord under this Lease. In the event that Landlord fails to deliver such SNDA to Tenant within such thirty (30) day period, Tenant shall have the right to terminate this Lease by written notice to Landlord.

15.4. Attornment. Subject to the provisions of the preceding Section, Tenant agrees to recognize and attorn to any party succeeding to the interest of Landlord as a result of the enforcement of any Mortgage or any termination of the Ground Lease, and to be bound to such party under all the terms, covenants and conditions of this Lease, for the balance of the Term, including extended Terms, with the same force and effect as if such party were the original Landlord under this Lease.

15.5. Confirming Agreement. Upon the request of Landlord and at no expense to Tenant, Tenant agrees to execute and deliver a subordination, attornment and nondisturbance agreement incorporating the provisions of this Section and otherwise in form reasonably acceptable to Tenant.

15.6. Existing Mortgage. Landlord represents and warrants to Tenant that there is no Mortgage presently affecting the Premises which is superior or senior to this Lease which could result in the termination of this Lease if enforced other than that certain mortgage (the “Existing Mortgage”) by and between Landlord and Boston Federal Savings Bank (the “Existing Mortgagee”).

16. LANDLORD SERVICES.

Subject to Section 4.8, Landlord shall furnish the following services to Tenant during the Term of this Lease at levels and in types customary for first-class corporate headquarter office and research and development buildings in the Boston, Massachusetts market area and as more particularly provided below (collectively “First Class Building Standards”):

16.1. Hot and cold domestic water for lavatory, toilet and research and development purposes, with water service at supply points as determined in accordance with Exhibit “B”;

16.2. Natural gas for heating and cooking purposes for normal office use including cafeteria and related kitchen, with supply points as determined in accordance with Exhibit “B”, plus Five (5) million btu per year for research and development purposes (any excess over such Five (5) million btu per year to be paid by the Tenant;

16.3. Janitor service to the Building and the Premises five (5) days a week (exclusive of holidays) and waste disposal services;

16.4. Window washing at frequencies customary for a first class project, but no less frequently than twice each calendar year;

16.5. Elevator service by each of the existing elevators for ingress and egress to each floor of the Building;

16.6. Electric lighting (including bulb replacement) for all common areas of the Building;

16.7. Air conditioning, heating and ventilation (“HVAC”) as are required for the comfortable use and occupancy of a typical office building with a typical research and development component; provided that it shall be Tenant’s responsibility to ensure that the HVAC is distributed throughout the Premises in a manner that provides consistent temperatures and ventilation throughout the Premises;

16.8. Landscaping services;

16.9. Maintenance of all sidewalks, driveways, access ways and parking areas, including removal of ice and snow; and

16.10. Sufficient electrical capacity to operate lighting, computers, printers, telephone systems, kitchen equipment and such other machines and equipment typical of tenants in a comparable corporate headquarters office/research and development building.

Landlord shall provide all services referenced in this Section 16 in a quality, quantity and efficient manner at least comparable to other first-class corporate headquarter office/research and development buildings in the Boston, Massachusetts market area.

17. REENTRY BY LANDLORD.

17.1. Landlord reserves and shall at all times during normal business hours have the right to re-enter the Premises to inspect the same, to show said Premises to prospective purchasers, mortgagees or, during the last year of the Term, to tenants, and to alter, improve or repair any portion of the Building, and may for that purpose erect, use and maintain scaffolding, pipes, conduits and other necessary structures and open any wall, ceiling or floor in and through the Building and Premises where reasonably required by the character of the work to be performed, provided entrance to the Premises shall not be blocked thereby, and further provided that Landlord shall use best efforts such that the business of Tenant shall not be interfered with unreasonably.

17.2. If, at any time, there shall be other tenants in the Building, Landlord shall have the right at any time to change the arrangement and/or locations of entrances, or passageways, doors and doorways, and corridors, windows, elevators, stairs, toilets or other public parts of the Building provided the same does not unreasonably interfere with Tenant’s use of the Premises or inconvenience Tenant. Subject to Section 12 above, in the event that Landlord damages any portion of the Premises, including any wall or wall covering, ceiling, or floor or floor covering within the Premises, Landlord shall repair or replace the damaged portion to match the original as nearly as commercially reasonable.

17.3. Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in an emergency to obtain entry to any portion of the Premises, provided, however, Landlord shall always make good faith reasonable attempts to have a Tenant representative present. As to any portion to which access cannot be had by means of a key or keys, Landlord is authorized to gain access by such means as Landlord shall elect and the cost of repairing any damage occurring in doing so shall be borne by Tenant and paid to Landlord as additional rent upon demand.

18. DEFAULT BY TENANT AND LANDLORD REMEDIES.

18.1. Default by Tenant. Except as otherwise provided in Article 20, the following events shall be deemed to be “Events of Default” under this Lease:

18.1.1. Tenant shall fail to pay when due any sum of money becoming due to be paid to Landlord under this Lease, whether such sum be any installment of the rent reserved by this Lease, any other amount treated as additional rent under this Lease, or any other payment or reimbursement to Landlord required by this Lease, whether or not treated as additional rent under this Lease, and such failure shall continue for a period of seven (7) days after written notice that such payment was not made when due, but if within any twenty-four (24) month period commencing with the date of the first notice, Landlord shall give two (2) such notices, then thereafter for the remainder of such twenty-four (24) month period, the failure to pay within seven (7) days after due any additional sum of money becoming due to be paid to Landlord under this Lease shall be an Event of Default without notice.

18.1.2. Tenant shall fail to comply with any term, provision or covenant of this Lease which is not provided for in another Section of this Article and shall not cure such failure within thirty (30) days (forthwith, if the failure involves a hazardous condition) after written notice of such failure to Tenant; provided, however, that if such cure cannot be reasonably performed within such 30-day period, Tenant shall have a reasonable period of time to complete such cure so long as Tenant commences the cure within such 30-day period and thereafter diligently pursues such cure to completion. As used herein, the term “hazardous condition” shall mean and refer to a condition of the Premises which causes immediate threat of serious bodily injury or substantial property damage.

18.1.3. Tenant shall file a petition in bankruptcy or a petition to take advantage of any insolvency statute, make an assignment for the benefit of creditors, make a transfer in fraud of creditors, apply for or consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws, as now in effect or hereafter amended, or any other applicable law or statute of the United States or any state thereof.

18.1.4. A court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant bankrupt, or appointing a receiver of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of entry thereof.

18.2. Landlord’s Remedies.

18.2.1. Except as otherwise provided in Article 20, upon the occurrence of any of the Events of Default described or referred to in Article 18.1, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever, concurrently or consecutively and not alternatively:

18.2.2. Landlord may, at its election, terminate this Lease or terminate Tenant’s right to possession only, without terminating the Lease.

18.2.3. Upon any termination of this Lease, whether by lapse of time or otherwise, or upon any termination of Tenant’s right to possession without termination of the Lease, Tenant shall surrender possession and vacate the Premises immediately, and deliver possession thereof to Landlord, and Tenant hereby grants to Landlord full and free license to enter into and upon the Premises in such event and to repossess Landlord of the Premises as of Landlord’s former estate and to expel or remove Tenant and any others who may be occupying or be within the Premises and to remove Tenant’s signs and other evidence of tenancy and all other property of Tenant therefrom without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer, and without incurring any liability far any damage resulting therefrom, Tenant waiving any right to claim damages for such re-entry and expulsion, and without relinquishing Landlord’s right to rent or any other right given to Landlord under this Lease or by operation of law.

18.2.4. Upon any termination of this Lease, whether by lapse of time or otherwise, Landlord shall be entitled to recover as damages, all rent, including any amounts treated as additional rent under this Lease, and other sums due and payable by Tenant on the date of termination, plus as liquidated damages and not as a penalty, an amount equal to the sum of: (a) an amount equal to the then present value of the rent reserved in this Lease (discounted at 9.5%) for the residue of the stated Term of this Lease including any amounts treated as additional rent under this Lease and all other sums provided in this Lease to be paid by Tenant, minus the fair rental value of the Premises for such residue; (b) the value of the time and expense necessary to obtain a replacement tenant or tenants but without any duplication for any other items of recovery under this Article 18, and the estimated expenses described in Section 18.2.5 relating to recovery of the Premises, preparation for reletting and for reletting itself; and (c) the cost of performing any other covenants which would have otherwise been performed by Tenant.

18.2.5. Upon any termination of Tenant’s right to possession only without termination of the Lease:

(i) Neither such termination of Tenant’s right to possession nor Landlord’s taking and holding possession thereof as provided in Section 18.2.3 shall terminate the Lease or release Tenant, in whole or in part, from any obligation, including Tenant’s obligation to pay the rent, including any amounts treated as additional rent, under this Lease for the full Term, and if Landlord so elects Tenant shall pay damages as set forth in Section 18.2.3 forthwith to Landlord.

(ii) Landlord shall use good faith efforts to relet the Premises or any part thereof for such rent and upon such terms as Landlord, in its sole but reasonable discretion, shall determine (including the right to relet the Premises for a greater or lesser term than that remaining under this Lease, the right to relet the Premises as a part of a larger area, and the right to change the character or use made of the Premises). In connection with or in preparation for any reletting, Landlord may, but shall not be required to, make repairs, alterations and additions in or to the Premises and redecorate the same to the extent Landlord deems necessary or desirable, and Tenant shall, upon demand, pay the cost thereof, together with Landlord’s expenses of reletting, including, without limitation, any commission incurred by Landlord (provided, however, that with respect to any lease which extends beyond the originally scheduled expiration date hereof, such costs and expenses shall be prorated and Tenant shall be responsible only for a reasonable allocation of such costs and expenses to the original Term hereof). Landlord shall not be required to observe any instruction given by Tenant about any reletting or accept any tenant offered by Tenant unless such offered tenant has a creditworthiness reasonably acceptable to Landlord and leases the entire Premises upon terms and conditions including a rate of rent (after giving effect to all expenditures by Landlord for tenant improvements, broker’s commissions and other leasing costs) all no less favorable to Landlord than as called for in this Lease, nor shall Landlord be required to make or permit any assignment or sublease for more than the current term or which Landlord would not be required to permit under the provisions of Article 9.

(iii) Until such time as Landlord shall elect to terminate the Lease and shall thereupon be entitled to recover the amounts specified in such case in Section 18.2.4, Tenant shall pay to Landlord upon demand the full amount of all rent, including any amounts treated as additional rent under this Lease and other sums reserved in this Lease for the remaining Term, together with the costs of repairs, alterations, additions, redecorating and Landlord’s expenses of reletting and the collection of the rent accruing therefrom (including attorney’s fees and broker’s commissions), as the same shall then be due or become due from time to time, less only such consideration as Landlord may have received from any reletting of the Premises., and Tenant agrees that Landlord may file suits from time to time to recover any sums falling due under this Article as they become due. Any proceeds of reletting by Landlord in excess of the amount then owed by Tenant to Landlord from time to time shall be credited against Tenant’s future obligations under this Lease but shall not otherwise be refunded to Tenant or inure to Tenant’s benefit.

18.3. Landlord may, at Landlord’s option, enter into and upon the Premises during normal business hours if Landlord determines in its reasonable discretion that Tenant is not acting within a commercially reasonable time to maintain, repair or replace anything for which Tenant is responsible under this Lease and correct the same, without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without incurring any liability for any damage or interruption of Tenant’s business resulting therefrom except in the event of Landlord’s negligence or intentional misconduct.

18.4. If, on account of any breach or default by Tenant or Landlord under the terms and conditions of this Lease, it shall become necessary or appropriate for either party to employ with an attorney to enforce or defend any of it’s rights or remedies arising under this Lease, the losing party agrees to pay all of the prevailing party’s reasonable attorney’s fees so incurred. Tenant and Landlord expressly waive any right to trial by jury.

18.5. Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies provided in this Lease or any other remedies provided by law (all such remedies being cumulative), nor shall pursuit of any remedy provided in this Lease constitute a forfeiture or waiver of any rent due to Landlord under this Lease or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants contained in this Lease.

18.6. No act or thing done by Landlord or its agents during the Term shall be deemed a termination of this Lease or an acceptance of the surrender of the Premises, and no agreement to terminate this Lease or accept a surrender of said Premises shall be valid, unless in writing signed by Landlord. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants contained in this Lease shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants contained in this Lease. Landlord’s acceptance of the payment of rental or other payments after the occurrence of an Event of Default shall not be construed as a waiver of such Default, unless Landlord so notifies Tenant in writing. Forbearance by Landlord in enforcing one or more of the remedies provided in this Lease upon an Event of Default shall not be deemed or construed to constitute a waiver of such Default or of Landlord’s right to enforce any such remedies with respect to such Default or any subsequent Default.

18.7. Any and all property which may be removed from the Premises by Landlord pursuant to the authority of this Lease or of law, to which Tenant is or may be entitled, may be handled, removed and/or stored, as the case may be, by or at the direction of Landlord but at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not retaken by Tenant from storage within thirty (30) days after removal from the Premises and notice to Tenant shall, at Landlord’s option, be deemed conveyed by Tenant to Landlord under this Lease as by a bill of sale without further payment or credit by Landlord to Tenant

19. DEFAULT BY LANDLORD AND TENANT REMEDIES.

19.1. Default by Landlord. If (i) Landlord shall fail to pay any sum of money to be paid by Landlord hereunder, and shall not cure such failure within ten (10) days after Tenant gives Landlord written notice thereof; or (ii) Landlord shall violate or breach, or shall fail fully and completely to observe, keep, satisfy, perform and comply with, any agreement, term, covenant, condition, requirement, restriction or provision of this Lease (other than the payment of any sum of money to be paid by Landlord hereunder), and shall not cure such failure within thirty (30) days after Tenant gives Landlord written notice thereof (but forthwith if the failure involves a hazardous condition), or if such failure shall be incapable of cure within thirty (30) days, Landlord shall not commence to cure such failure within such thirty (30) day period, and continuously prosecute the performance of the same to completion with due diligence, then Landlord shall be in default under this Lease.

19.2. Tenant’s Remedies. If Landlord is in default under this Lease, Tenant may pursue any one or more of the following remedies, separately or concurrently or in any combination, without any notice (except as specifically provided herein) or demand whatsoever and without prejudice to any other remedy which it may have, (i) bring an action (either through judicial action or through Arbitration as set forth in Section 43) against Landlord to recover from Landlord all damages suffered, incurred or sustained by Tenant (including, without limitation, court costs and reasonable attorneys’ fees actually incurred) as a result of, by reason of or in connection with such default, and/or to obtain specific performance of Landlord’s obligations under this Lease, (ii) after reasonable notice take whatever action Landlord is obligated to do under the terms of this Lease in which event Landlord shall reimburse Tenant on demand for any expenses, including without limitation, reasonable attorneys’ fees actually incurred, which Tenant may incur in taking such action. In the event that Tenant obtains the entry of a judgment against Landlord either following Arbitration pursuant to Section 43 or judicial action, and in such event Landlord fails to pay such judgment within thirty (30) days following the date of entry of such judgment together with interest thereon from the date of the judgment at the Default Rate: (i) Tenant may within a period of 30 days thereafter terminate this Lease by giving Landlord written notice of such termination, in which event this Lease shall be terminated at the time designated by Tenant in its notice of termination to Landlord; or (ii) Tenant may set off against and deduct from the Annual Rent, Additional Rent or other amounts due under this Lease the amount of any damages suffered, incurred or sustained by Tenant as a result of, by reason of or in connection with such default. Tenant agrees that if it shall commence any action against Landlord described in this Section 19.2, it shall simultaneously provide a copy of its complaint in such action to any mortgagee holding a mortgage on the Premises of whom Tenant shall have received notice of such mortgage.

19.3. Tenant’s Default Under Ground Lease. Landlord covenants with Tenant that it will pay all rent due and perform all of its obligations under the Ground Lease. In addition to its rights set forth in this Section 19 above, in the event of any default by Landlord in the payment of rent or otherwise under the Ground Lease for which Tenant shall receive notice as required under the Ground Lease, either as the holder of a Qualifying Mortgage or otherwise, Tenant shall have the right to make payment of Rent or other amounts due under the Ground Lease to the Ground Lessor or take such other action as shall be required to cure such default, and Tenant shall then have the right, immediately after notice of such payment or action to Landlord and without the need for any judicial action or arbitration, to offset any such payments or the cost of any such other action necessary to cure such default.

20. TENANT’S BANKRUPTCY OR INSOLVENCY.

20.1. If at any time and for so long as Tenant shall be subjected to the provisions of the United States Bankruptcy Code or other law of the United States or any state thereof for the protection of debtors as in effect at such time (each a “Debtor’s Law”):

20.1.1. Tenant, Tenant as debtor-in-possession, and any trustee or receiver of Tenant’s assets (each a “Tenant’s Representative”) shall have no greater right to assume or assign this Lease or any interest in this Lease, or to sublease any of the Premises than accorded to Tenant in Article 9, except to the extent Landlord shall be required to permit such assumption, assignment or sublease by the provisions of such Debtor’s Law. Without limitation of the generality of the foregoing, any right of any Tenant’s Representative to assume or assign this Lease or to sublease any of the Premises shall be subject to the conditions that:

(i) Such Debtor’s Law shall provide to Tenant’s Representative a right of assumption of this Lease which Tenant’s Representative shall have timely exercised and Tenant’s Representative shall have fully cured any default of Tenant under this Lease.

(ii) Tenant’s Representative or the proposed assignee, as the case shall be, shall have deposited with Landlord as security for the timely payment of rent an amount equal to the larger of: (a) three months’ rent and other monetary charges accruing under this Lease; and (b) any sum specified in Article 5; and shall have provided Landlord with adequate other assurance of the future performance of the obligations of the Tenant under this Lease. Without limitation, such assurances shall include, at least, in the case of assumption of this Lease, demonstration to the satisfaction of the Landlord that Tenant’s Representative has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that Tenant’s Representative will have sufficient funds to fulfill the obligations of Tenant under this Lease; and, in the case of assignment, submission of current financial statements of the proposed assignee, audited by an independent certified public accountant reasonably acceptable to Landlord and showing a net worth and working capital in amounts determined by Landlord to be sufficient to assure the future performance by such assignee of all of the Tenant’s obligations under this Lease.

(iii) The assumption or any contemplated assignment of this Lease or subleasing any part of the Premises, as shall be the case, will not breach any provision in any other lease, mortgage, financing agreement or other agreement by which Landlord is bound.

(iv) Landlord shall have, or would have had absent the Debtor’s Law, no right under Article 9 to refuse consent to the proposed assignment or sublease by reason of the identity or nature of the proposed assignee or sublessee or the proposed use of the Premises concerned.

21. QUIET ENJOYMENT. Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, while paying the rental and performing its other covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises for the Term without hindrance or molestation subject to the terms and provisions of this Lease.

22. CASUALTY.

22.1. In the event the Premises are damaged by fire or other cause and in Landlord’s reasonable estimation such damage can be materially restored within 180 days, Landlord shall forthwith repair the same to the condition existing prior to such casualty and this Lease shall remain in full force and effect, except that Tenant shall be entitled to a proportionate abatement in rent from the date of such damage. Such abatement of rent shall be made pro rata in accordance with the extent to which the damage arid the making of such repairs shall interfere with the use and occupancy by Tenant of the Premises from time to time. Within thirty (30) days from the date of such damage, Landlord shall notify Tenant, in writing, of Landlord’s reasonable estimation of the length of time within which material restoration can be made. For purposes of this Lease, the Premises shall be deemed “materially restored” if they are restored to such condition as would not prevent or materially interfere with Tenant’s use of the Premises for the purpose for which it was being used immediately before such damage.

22.2. If such repairs cannot, in Landlord’s reasonable estimation, be made within 180 days, Landlord and Tenant shall each have the option of giving the other, at any time within sixty (60) days after such damage, notice terminating this Lease as of the date of such damage. In the event of the giving of such notice, this Lease shall expire and all interest of the Tenant in the Premises shall terminate as of the date of such damage as if such date had been originally fixed in. this Lease for the expiration of the Term. In the event that neither Landlord nor Tenant exercises its option to terminate this Lease, then Landlord shall promptly repair or restore such damage, this Lease continuing in full force and effect, and the rent hereunder shall be proportionately abated as provided in Section 22.1.

22.3. Except with respect to items insured by or required to be insured by Landlord pursuant to Section 11 of this Lease, Landlord shall not be required to repair or replace any damage or loss by or from fire or other cause to any of Tenant’s Property. Any insurance which may be carried by Landlord or Tenant against loss or damage to the Premises shall be for the sole benefit of the party carrying such insurance and under its sole control.

22.4. In the event that Landlord should fail to complete such repairs and material restoration within sixty (60) days after the date estimated by Landlord therefor as extended by this Section 22.4, Tenant may at its option and as its sole remedy terminate this Lease by delivering written notice to Landlord, within fifteen (15) days after the expiration of said period of time, whereupon the Lease shall end on the date of such notice or such later date fixed in such notice as if the date of such notice was the date originally fixed in this Lease for the expiration of the Term.

22.5. Notwithstanding anything to the contrary contained in this Article, if material damage to the Premises shall occur during the last twenty-four months of the Term, either party may terminate this Lease by written notice to the other within thirty (30) days after the date of such damage (unless within such 30-days after Landlord shall terminate this Lease by such notice Tenant shall exercise any option it may have to extend this Lease, in which event Landlord’s notice of termination shall be of no further force or effect), whereupon this Lease shall end on the date of such damage as if the date of such damage were the date originally fixed in this Lease for the expiration of the Term. As used in this Section 22.5, the term “material damage” shall mean and refer to damage to twenty percent (20%) or more of the Premises such that Tenant cannot reasonably conduct business in such portion of the Premises.

22.6. In the event of any damage or destruction to the Building or Premises by any peril covered by the provisions of this Article 22, it shall be Tenant’s responsibility to properly secure the Premises and upon notice from Landlord to remove as soon as reasonably practicable, at its sole cost and expense, such portion of all of the property belonging to Tenant or its licensees from such portion or all of the Building or Premises as Landlord shall request.

23. EMINENT DOMAIN. If all or any substantial part of the Premises, or any means of access, shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain, or conveyance in lieu of such appropriation, either party to this Lease shall have the right, at its option, of giving the other, at any time within thirty (30) days after such taking, notice terminating this Lease. If neither party to this Lease shall so elect to terminate this Lease, the rental thereafter to be paid shall be adjusted on a fair and equitable basis under the circumstances. In addition to the rights of Landlord above, if any substantial part of the Building shall be taken or appropriated by any public or quasi-public authority under the power of eminent domain or conveyance in lieu thereof, and regardless of whether the Premises or any part thereof are so taken or appropriated, Landlord shall have the right, at its sole option, to terminate this Lease provided, however, that such termination shall be without prejudice to the rights of Landlord and Tenant to recover an award and to apportion such award in accordance with the terms of this Lease. Tenant, at its election and if permitted by the condemning authority, may make a separate claim with the condemning authority for (i) any moving expenses incurred by Tenant as a result of such condemnation; (ii) the unamortized costs incurred and paid by Tenant in connection with any Alteration or improvement made by Tenant to the Premises (other than those paid for with the Tenant Improvement Allowance or Additional Costs); and (iii) the value of Tenant’s property taken. If Tenant shall not be permitted to make a separate claim in such proceeding, Landlord shall prosecute all claims in such proceeding on behalf of both Landlord and Tenant in which event Tenant may, if it so elects and at its expense, join with Landlord in such proceeding, retain counsel, attend hearings, present arguments and generally participate in the conduct of the proceedings and all compensation awarded for any taking, whether for the whole or any portion of the Premises shall be apportioned between Landlord and Tenant as set out in this Section. In the event of a taking which does not result in the termination of this Lease, Landlord shall, at its expense diligently and with reasonable dispatch, repair, alter and restore the remaining part of the Premises to their former condition to the extent feasible to constitute a complete and tenantable Building and Premises.

24. SALE BY LANDLORD. In event of a sale or conveyance by Landlord of the Premises, provided that the Landlord is not in breach of any of its obligations on the date of such sale or conveyance, the same shall operate to release Landlord from any future liability upon any of the covenants or conditions, expressed or implied, contained in this Lease in favor of Tenant, and in such event Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease with respect to such future liability. Except as set forth in this Article 24, this Lease shall not be affected by any such sale and Tenant agrees to attorn to the purchaser or assignee provided such purchaser or assignee recognizes Tenant’s rights under this Lease. If any security has been given by Tenant to secure the faithful performance of any of the covenants of this Lease, Landlord may transfer or deliver said security, as such, to Landlord’s successor in interest and thereupon Landlord shall be discharged from any further liability with regard to said security.

25. ESTOPPEL CERTIFICATES. Within ten (10) days following any written request which Landlord may make from time to time, Tenant shall execute and deliver to Landlord or mortgagee or prospective mortgagee a sworn statement certifying: (a) the date of commencement of this Lease; (b) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications to this Lease, that this Lease is in full force and effect, as modified, and stating the date and nature of such modifications); (c) the date to which the rent and other sums payable under this Lease have been paid; (d) Tenant has no knowledge of any current defaults under this Lease by either Landlord or Tenant except as specified in Tenant’s statement; and (e) such other matters as may be reasonably requested by Landlord. Landlord and Tenant intend that any statement delivered pursuant to this Article 25 may be relied upon by any mortgagee, beneficiary or purchaser. Landlord agrees to provide a similar statement to Tenant within ten (10) days following any written request by Tenant.

26. SURRENDER OF PREMISES.

26.1. At the end of the Term or any renewal of the Term or other sooner termination of this Lease, Tenant will peaceably deliver up to Landlord possession of the Premises in good condition and repair, reasonable wear and tear, loss by fire or other casualty and repairs that are the responsibility of Landlord excepted. Tenant shall remove all of Tenant’s Property from the Premises at the expiration or termination of the Term and shall repair any damage to the Premises caused by the removal of such.

26.2. All obligations of Tenant under this Lease not fully performed as of the expiration or earlier termination of the Term shall survive the expiration or earlier termination of the Term. Any otherwise unused Security Deposit shall be credited against the amount payable by Tenant under this Lease.

27. NOTICES. Any notice or document required or permitted to be delivered under this Lease shall be addressed to the intended recipient, shall be transmitted personally, by fully prepaid registered or certified United States Mail return receipt requested, or by reputable independent contract delivery service furnishing a written record of attempted or actual delivery, and shall be deemed to be delivered when tendered for delivery to the addressee at its address set forth on the Reference Page, or at such other address as it has then last specified by written notice delivered in accordance with this Article 27, or if to Tenant at either its aforesaid address or its last known registered office or home of a general partner or individual owner, whether or not actually accepted or received by the addressee.

28. DEFINED TERMS AND HEADINGS. The Article headings shown in this Lease are for convenience of reference and shall in no way define, increase, limit or describe the scope or intent of any provision of this Lease. Any indemnification or insurance of Landlord shall apply to and inure to the benefit of all the following “Landlord Entities”, being Landlord and its managers, officers and employees. Any option granted to Landlord shall also include or be exercisable by Landlord’s trustee, beneficiary, agents and employees, as the case may be. In any case where this Lease is signed by more than one person, the obligations under this Lease shall be joint and several. The terms “Tenant” and “Landlord” or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and each of their respective successors, executors, administrators and permitted assigns, according to the context hereof.

29. TENANT’S AUTHORITY. If Tenant or Landlord signs as a corporation each of the persons executing this Lease on behalf of such party represents and warrants that such party has been and is qualified to do business in the state in which the Building is located, that the corporation has full right and authority to enter into this Lease, and that all persons signing on behalf of the corporation were authorized to do so by appropriate corporate actions. If Tenant or Landlord signs as a partnership, limited liability company, trust or other legal entity, each of the persons executing this Lease on behalf of Tenant represents and warrants that such party has complied with all applicable laws, rules and governmental regulations relative to its right to do business in the state and that such entity on behalf of such party was authorized to do so by any and all appropriate partnership, company, trust or other actions. Tenant and Landlord agree to furnish to the other promptly upon request a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing its due authorization to enter into this Lease.

30. COMMISSIONS. Each of the parties represents and warrants to the other that it has not dealt with any broker or finder in connection with this Lease, except as described on the Reference Page, and each party agrees to indemnify and hold harmless the other party against any claims, loss, damages or expenses or liability for any commission or fees which may be claimed by any broker, finder or other similar party by reason of any actions of the indemnifying party.

31. TIME AND APPLICABLE LAW. Time is of the essence of this Lease and all of its provisions. This Lease shall in all respects be governed by the laws of the state in which the Building is located.

32. SUCCESSORS AND ASSIGNS. Subject to the provisions of Article 9, the terms, covenants and conditions contained in this Lease shall be binding upon and inure to the benefit of the heirs, successors, executors, administrators and assigns of the parties to this Lease.

33. ENTIRE AGREEMENT. This Lease, together with its exhibits, contains all agreements of the parties to this Lease and supersedes any previous negotiations. There have been no representations made by the Landlord or understandings made between the parties other than those set forth in this Lease and its exhibits. This Lease may not be modified except by a written instrument duly executed by the parties to this Lease.

34. EXAMINATION NOT OPTION. Submission of this Lease shall not be deemed to be a reservation of the Premises. Landlord shall not be bound by this Lease until it has received a copy of this Lease duly executed by Tenant and has delivered to Tenant a copy of this Lease duly executed by Landlord.

35. RECORDATION. Tenant shall not record or register this Lease, but Landlord agrees to enter into a notice of lease suitable for recording which Tenant may register or record and shall pay all charges incident to such recording or registration.

36. LIMITATION OF LANDLORD’S LIABILITY. Redress for any claim against Landlord under this Lease shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Premises, including any rents, insurance proceeds, sale or transfer proceeds, condemnation awards or other similar interests. The obligations of Landlord under this Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager.

37. ACCESS. Access to the Premises shall be available to Tenant 24 hours per day, 7 days per week, 365 days per year.

38. COMMUNICATIONS EQUIPMENT. Tenant shall have the right, at the Tenant’s sole cost and expense (but without charge by Landlord), to install, maintain and remove on the roof of the Building in a location or locations approved by Landlord (which approval shall not be unreasonably withheld, delayed or conditioned) satellite dishes or other similar devices, such as antenna, for the purpose of receiving and sending radio, television, computer, telephone or other communication signals (and including the installation of all necessary cables, wires and transformers). Any such satellite dishes or other similar devices and the cables, wires and transformers related thereto are referred to “Communications Equipment.” In such event, the Tenant shall advise the Landlord at least ten (10) business days in advance of the planned installation of such Communications Equipment and shall comply with all applicable laws, rules and regulations and any reasonable request of Landlord with respect to the installation thereof. Tenant shall be responsible for any damage to the Building or Land caused by installing or maintaining the Communications Equipment. At the expiration or earlier termination of the Lease, Tenant, at its expense, shall remove the Communications Equipment. The reasonable cost of any work required to restore the roof or any other part of the Building or Land from any damage occasioned by the installation, maintenance or removal of the Communications Equipment shall be borne by Tenant. The installation, maintenance and removal of the Communications Equipment shall be subject to the obligations imposed upon the Tenant in the Lease with respect to the Tenant’s use and occupancy of the Premises; provided, however, that there shall be no additional consideration due from Tenant with respect to the rights granted to Tenant pursuant to this Section.

39. COMPLIANCE WITH LAWS.

39.1. Tenant’s Compliance with Laws. Tenant, at its expense, shall comply with any valid and applicable laws, rules, orders, ordinances, regulations and other requirements, present or future, including without limitation all present and future fire and safety laws, regulations and codes (collectively, “Legal Requirements”), affecting Tenant’s particular use of the Premises and the Tenant Work (as defined in Exhibit B), that are promulgated by any governmental authority or agency having jurisdiction, to the extent Tenant shall be legally required to do so. Nothing herein contained, however, shall be deemed to impose any obligation upon Tenant to make any structural changes or repairs to the Premises (or any changes or repairs of any nature to the Building) unless necessitated by reason of a particular use by Tenant of the Premises.

39.2. Landlord’s Compliance with Laws. Landlord shall be responsible for complying with all Legal Requirements affecting the Premises (to the extent that Tenant is not required to comply therewith as above provided) or relating to the Land or relating to the performance by Landlord of any duties or obligations to be performed by it hereunder. If Landlord receives a notice of violation (other than as a result of the acts or omissions of Tenant or its agents, employees, or contractors) of any Legal Requirement with respect to the Premises or any part thereof (except with respect to compliance with the Americans with Disabilities Act and the Massachusetts Architectural Access Board regulations), then the work required to bring the applicable item into compliance will be performed by Landlord, at its expense (and shall not be passed-through as additional rent). Landlord agrees to indemnify and hold harmless Tenant from and against any claims, liabilities, costs, fines, damages and expenses (including reasonable attorneys’ fees and costs actually incurred at all tribunal levels) arising from Landlord’s failure to comply with the foregoing requirements and representations.

40. CONTEST OF LEGAL REQUIREMENTS. Either party, at its expense and by appropriate proceedings diligently prosecuted, may contest the validity or applicability to such party of any Legal Requirement, and may postpone its compliance therewith until such contest shall be decided, provided that such postponement does not subject the other party or the Premises to loss or damage or require that the Premises be vacated.

41. SIGNAGE. Tenant shall have the exclusive right to install such signs on the Land and attach such signs to the Building as Tenant may deem appropriate to identify the Building as Tenant’s headquarters, provided the same are in compliance with law, are purchased and installed at the sole cost and expense of Tenant (except as may be provided in Exhibit “B”) and are removed from the Premises at the expiration or earlier termination of the Term, the location, size, material and design of such signs to be determined by Tenant in its sole discretion. Tenant shall maintain and keep such signage in good repair during the Term of this Lease.

42. WORK ON THE BUILDING OR LAND.

42.1. Standards for Performance. Whenever in this Lease Landlord or Tenant is permitted or required to maintain and repair, or make additions, alterations, substitutions or replacements, or reconstruct or restore the Premises, such party shall cause such work (the “Work”) to be done and completed in a good, substantial and workmanlike manner, free from faults and defects, and in compliance with all Legal Requirements, and shall utilize only new first-class materials and supplies. The party performing such work shall be solely responsible for construction means, methods, techniques, sequences and procedures, and for coordinating all activities related to the Work, and the other party shall have no duty or obligation to inspect the Work, but shall have the right to do so.

42.2. Completion of Work. Whenever Landlord or Tenant is required to perform any Work upon the Premises, such party shall promptly commence the Work and, once the Work is commenced, diligently and continually pursue the Work the complete the Work within a reasonable time. The party performing such Work shall supervise and direct the Work utilizing its best efforts and reasonable care, and shall assign such qualified personnel to the Work as may be necessary to cause the Work to be completed in an expeditious fashion.

42.3. Payment of Costs and Expenses. The party performing such Work shall (i) provide and pay for all labor, materials, goods, supplies, equipment, appliances, tools, construction equipment and machinery and other facilities and services necessary for the proper execution and completion of the Work; (ii) promptly pay when due all costs and expenses incurred in connection with the Work; (iii) pay all sales, consumer, use and similar taxes required by law in connection with the Work; (iv) secure and pay for all permits, fees and licenses necessary for the performance of the Work; and (v) at all times maintain the Premises free and clear from any and all liens, claims, security interests and encumbrances arising from or in connection with the Work, including, without limitation, liens for materials delivered, supplied or furnished, or for services or labor performed or rendered. All materials, supplies, goods, appliances and equipment incorporated in the Work shall be free from any liens, security interests or title retention agreements, other than the lien or security interest (if any) of the holder of any mortgage, deed of trust or other security instrument laced upon the Premises by Landlord. However, nothing contained in this Section is intended to restrict or affect any right the party performing such Work may otherwise have under this Lease for reimbursement of any costs or expenses incurred in connection with such Work.

42.4. Indemnification. The party performing such Work shall (i) be responsible for the acts and omissions of all of its employees and all other persons performing any of the Work; (ii) be responsible for initiating, maintaining and supervising all necessary safety precautions and programs in connection with the Work; (iii) take all reasonable precautions for the safety of, and provide all reasonable protection to prevent damage, injury or loss to, the Work, all persons performing the Work, all other persons who may be involved or affected by the Work, all materials and equipment to be incorporated in the Work and all other property in the Building or on the Land; (iv) purchase and maintain in full force and effect, or cause its contractors and subcontractors to purchase and maintain in full force and effect, such insurance (if any) in addition to that otherwise required of such party under this Lease as may be necessary to protect such party from claims under worker’s compensation acts and other employee benefit acts, from claims for damages because of bodily injury, including death, and from claims for damage to property which arise out of performance of the Work. Such additional insurance policies, if any, shall meet the requirements set forth elsewhere herein with respect to the insurance policies otherwise required to be obtained and maintained by such party under this Lease. The party performing such Work shall pay and shall indemnify and save the other party and its officers, employees and agents harmless from all liabilities, damages, losses, costs, expenses, causes of action, suits, claims, demands and judgments of any nature arising out of, by reason of or in connection with the Work.

43. ARBITRATION.

43.1. All disputes, actions or proceedings brought by either Landlord or Tenant in connection with (i) a contractual claim under the terms of this Lease (including without limitation claims concerning alleged defaults or breaches and remedies with respect thereto and interpretation of the provisions hereof) and (ii) a specific dispute designated as an arbitrable matter in this Lease shall be determined by Arbitration. All other disputes, actions or proceedings, including without limitation (1) any request for emergency injunctive or equitable relief (including temporary restraining orders) or (2) claims concerning fraud or tort, or (3) any dispute regarding the Landlord’s or Tenant’s right to terminate the Lease, shall be brought in the appropriate judicial forum, unless otherwise agreed to by the parties hereto in their sole discretion. To the extent the provisions of this Section 43 vary from or are inconsistent with the rules of the American Arbitration Association or any other arbitration tribunal, the provisions of this Section 43 shall govern. All arbitrations shall occur at a location in Boston, Massachusetts, chosen by the arbitrators and except to the extent that a different procedure is set forth in this Section 43, shall be conducted pursuant to the rules of the American Arbitration Association (or the successor organization, or if no such organization exists, then from an organization composed of persons of similar professional qualifications). The party desiring such arbitration shall give notice to that effect to the other party and simultaneously therewith also shall give notice to the director of the Boston, Massachusetts regional office of the American Arbitration Association (or the successor organization, or if no such organization exists, then from an organization composed of persons of similar professional qualifications), requesting that such organization to select, as soon as possible but in any event within the next 30 days, three arbitrators with, if reasonably possible, recognized expertise in the subject matter of the arbitration. The arbitrators shall be selected in accordance with this a applicable rules of the American Arbitration Association. At the request of either party, the arbitrators shall authorize the service of subpoenas for the production of documents or attendance of witnesses. Within 30 days after their appointment, the arbitrators so chosen shall hold a hearing at which each party may submit evidence, be heard, and cross-examine witnesses, with each party having at least 10 days advance notice of the hearing. The hearing shall be conducted such that each of Landlord and Tenant shall have reasonably adequate time to present oral evidence or argument, but either party may present whatever written evidence it deems appropriate prior to the hearing (with copies of any such written evidence being sent to the other party). In the event of the failure, refusal or inability of any arbitrator to act, a new arbitrator shall be made available in the same manner as hereinbefore provided. The decision of the arbitrators so chosen shall be given within a period of 30 days after said hearing and shall include the arbitrator’s conclusions of law and findings of fact. The decision in which any two arbitrators so appointed and acting hereunder concur shall in all cases be binding and conclusive upon the parties and shall be the basis for a judgment entered in any court of competent jurisdiction. The fees and expenses of arbitration under this Section shall be borne equally by Landlord and Tenant. Landlord and Tenant may at any time by mutual agreement discontinue arbitration proceedings and themselves agree upon any such matter submitted to arbitration.

Notwithstanding the foregoing, if the purpose of the arbitration is to determine the Market Rent, then the following provisions shall apply:

(i) Each arbitrator shall be a member of the American Institute of Real Estate Appraisers (or the successor organization, or if no such organization exists, then from an organization composed of persons of similar professional qualifications), with the designation of M.A.I. and with not less than 10 years experience appraising commercial properties in downtown Boston, Massachusetts.

(ii) Within 30 days after the conclusion of the hearing, the arbitrators shall again meet and simultaneously disclose in writing their respective determinations of the Market Rent. If the determinations of at least two of the arbitrators shall be identical in amount, said amount shall be the Market Rent. If the determinations of at least two of the arbitrators shall not be identical in amount, then the Market Rent shall be the average of the two closest determinations of the Market Rent. Any such determination of the Market Rent shall be binding and conclusive upon Landlord and Tenant.

(iii) If the decision of the arbitrators under this Section shall be held by a court of competent jurisdiction to be unenforceable for any reason (Landlord and Tenant hereby affirmatively stating it is their intent and agreement that the decision of the arbitrators will be legally enforceable as to them), then the matters submitted to arbitration shall be subject to litigation exclusively in the courts of the Commonwealth of Massachusetts, Landlord and Tenant each hereby expressly waiving its right to a trial by jury in any such court proceeding. To the extent that a court proceeding calls for a determination of the Market Rental Rate for the Premises, Landlord and Tenant hereby expressly agree that such determination shall be based on the factors set forth in Section 3.3 of the Lease.

44. FINANCIALS. Upon Landlord’s request (but not more than once per calendar year), Tenant shall provide Landlord with copies of its most recent audited year-end financial statements,

prepared by its independent accounting firm and, upon request by Landlord (but not more than once per calendar year), shall provide Landlord with its most recent interim unaudited financial statements, if any, certified as true and accurate, subject to normal year end adjustments, by Tenant’s chief financial officer. Landlord covenants to keep such statements confidential except that such statements may be distributed to Landlord’s partners and lenders to the extent that such parties agree to keep such statements confidential.

45. ADDITIONAL RIGHTS AND OPTIONS. Landlord hereby grants to Tenant the Right of First Refusal, the Cancellation Option and the Space Reduction Option as specified in Exhibits “F”, “G” and “K”, respectively.

46. SECURITY DEPOSIT. Tenant shall deposit the Security Deposit with Landlord upon the execution of this Lease. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants and conditions of this Lease to be kept and performed by Tenant and not as an advance rental deposit or as a measure of Landlord’s damage in case of Tenant’s default. If an Event of Default by Tenant occurs with respect to any provision of this Lease, Landlord may utilize the Security Deposit for the payment of any rent or any other sum in default, or for the payment of any reasonable amount which Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other reasonable loss or damage which Landlord may suffer by reason of Tenant’s default, except to such extent, if any, as shall be required by law. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit or any balance thereof shall be returned to Tenant at such time after termination of this Lease when Landlord shall have determined that all of Tenant’s obligations under this Lease have been fulfilled but no later than ninety (90) days after the Termination Date.

WITNESS the execution hereof under seal effective as of the 29th day of October, 2003.

LSF3 ROYALL STREET, LLC a Delaware limited liability company		TENANT: DUNKIN’ DONUTS INCORPORATED

By:	LSF3 Royall Street Manager, LLC a Delaware limited liability company, its co-manager
		By:	/s/ Jennie Wilson
Its duly authorized Chief Financial Officer and Treasurer

By:	/s/ Louis Paletta
Name:	Louis Paletta
Title:	Vice President

By:	Royall Street, LLC a Delaware limited liability company, its co-manager

By:	/s/ Terence W. Conroy
Name:	Terence W. Conroy
Title:	Sole Manager

EXHIBIT “A”

attached to and made a part of Lease bearing the

Lease Reference Date of October 29, 2003 between

LFS3 ROYALL STREET LLC, as Landlord and

DUNKIN’ DONUTS INCORPORATED, as Tenant

PREMISES

Plan entitled “Plan of Land, Royall Street, Canton, Massachusetts” dated August 25, 1999, by RE. Cameron & Associates, Inc., Land Surveyors, Civil Engineers.

EXHIBIT “A-1”

attached to and made a part of Lease bearing the

Lease Reference Date of October 29, 2003 between

LFS3 ROYALL STREET LLC, as Landlord and

DUNKIN’ DONUTS INCORPORATED, as Tenant

LAND

That certain land in Canton, Norfolk County, Massachusetts shown as “Parcel B Area = 486,576 S.F. + 11.2 Acres” on a plan entitled “Plan of Land Royall Street Canton, Massachusetts” dated August 25, 1999, drawn by R.E. Cameron & Associates, Inc. and recorded with the Norfolk County Registry of Deeds on March 31, 2000, as Plan 150 of 2000 in Plan Book 473.

EXHIBIT “B”

attached to and made a part of Lease bearing the

Lease Reference Date of October 29, 2003 between

LFS3 ROYALL STREET LLC, as Landlord and

DUNKIN’ DONUTS INCORPORATED, as Tenant

WORK LETTER

1. Tenant’s Work.

(a) Except with respect to Landlord’s Work and as provided below or in the Lease, Tenant shall be responsible for the construction and installation of any improvements to the Premises, as may be required or desired by Tenant, from time to time, for the use and occupancy of the Premises. Tenant shall cause the Tenant Work to be performed and completed (i) in accordance with all applicable governmental laws, rules, and regulations, (ii) with first class materials in a good and workmanlike manner, and (iii) in compliance with plans and specifications approved by Landlord, such approval not to be unreasonably withheld or delayed.

(b) Tenant may use a contractor (the “Outside Contractor”) other than Landlord or Landlord’s contractor to construct and install Tenant’s leasehold improvements. If Tenant so elects to use the Outside Contractor, then Tenant shall obtain the prior written consent of Landlord (which consent will not be unreasonably withheld, conditioned or delayed) as to the qualifications of the Outside Contractor to be used by Tenant. Tenant shall choose for its engineering design work (mechanical, electrical or plumbing only) an engineer reasonably approved by Landlord, such approval not to be unreasonably withheld, delayed or conditioned. Landlord acknowledges that the following engineers are acceptable to Landlord: (i) ____________or (ii) _______________.

It shall be Tenant’s responsibility to ensure that the Outside Contractor shall (i) comply with such reasonable rules and regulations as may be promulgated from time to time by Landlord; (ii) maintain such bonds in full force and effect as may be reasonably requested by Landlord or as required by applicable law; and (iii) maintain such insurance in full force and effect as may be reasonably required by Landlord. Landlord retains the right to make periodic inspections to assure conformity of the work of the Outside Contractor with the plans and specifications approved by Landlord.

(c) Tenant shall submit to Landlord, for Landlord’s approval, development plans (the “Development Plan”) for Tenant’s proposed improvements for the Premises which shall consist of single line drawings. Landlord agrees that it will not unreasonably withhold or delay its approval of the Development Plan and shall give its response to the Development Plan within fifteen (15) days of the date of the submission thereof to Landlord, either (i) granting such consent, (ii) withholding such consent, stating the reasons for withholding such consent, or (iii) granting such consent, conditioned upon or subject to certain terms and conditions as set out in the consent, all within fifteen (15) days of the date of such submission. Tenant shall respond to any denial of consent by Landlord with any and all appropriate changes to the material or information previously submitted within fifteen (15) days of the date Tenant receives such denial of consent. In the event Landlord fails to respond to Tenant’s request for approval within said 15-day period, Landlord shall be deemed to have approved the Development Plans in their entirety.

(d) Following approval of the Development Plan, Tenant, at its expense, shall cause to be prepared for Landlord’s approval, not to be unreasonably withheld or delayed, construction drawings (the “Construction Drawings”) showing in appropriate detail the Tenant Work. Such Construction Drawings shall be based upon and shall substantially conform to the Development Plan as consented to by Landlord.

(e) Tenant shall submit to Landlord, for Landlord’s approval (which shall not be unreasonably withheld, conditioned or delayed), Tenant’s Construction Drawings for at least one (1) floor at a time. Such Construction Drawings shall be based upon, and shall substantially conform to, the Development Plan as approved by Landlord.

(f) Tenant shall submit to Landlord any changes or additions as they occur to the Development Plan or the Construction Drawings desired by Tenant (other than immaterial field changes), which changes or additions shall be subject to Landlord’s approval, not to be unreasonably withheld or delayed. Landlord shall give its response to any such changes or additions to the Development Plan or Construction Drawings within fifteen (15) days after the date of the submission thereof to Landlord, either (i) granting such consent, (ii) withholding such consent, stating the reasons for withholding such consent, or (iii) granting such consent, conditioned upon or subject to certain terms and conditions as set out in the consent, all within fifteen (15) days of the date of such submission. Tenant shall respond to any denial of consent by Landlord with any and all appropriate changes to the material or information previously submitted within fifteen (15) days of the date Tenant receives such denial of consent. In the event Landlord fails to respond to Tenant’s request for approval within said 15-day period, Landlord shall be deemed to have approved such changes or additions to the Development Plan or Construction Drawings in their entirety. Upon such approval or Landlord’s failure to respond within such 15-day period, Tenant shall promptly cause such plans to be revised to incorporate such changes or additions.

(g) Upon approval of the Construction Drawings by Landlord, Tenant shall proceed with the Tenant Work. Tenant shall cause Tenant’s Work to be performed promptly and in a safe manner. The Tenant Work shall be performed by the Outside Contractor selected by Tenant and approved by Landlord in accordance with a construction schedule approved by both parties and meeting the requirements of this Work Letter.

(h) Subject to the terms and conditions of this Work Letter, Tenant shall have full control and direction over the mode and manner of the performance of the Tenant Work. In the performance of the Tenant Work, Landlord and Tenant shall work in harmony with each other and cooperate with each other (i) in facilitating mutual access to the Building and Premises, and (ii) in coordinating the timing of the stages of the Tenant Work so as to facilitate the completion thereof on a timely basis.

(i) During the performance of any of the Tenant Work, Landlord shall provide adequate protection for Tenant’s materials, supplies tools, fixtures, equipment and other property when stored or in place in the Premises from the actions and activities of Landlord.

(j) Landlord shall provide Tenant with access for Tenant’s vehicles, unloading facilities and storage space in the Premises for Tenant’s materials, supplies, tools, fixtures, equipment and other property used in connection with Tenant’s Work and for the receipt and storage by Tenant of Tenant’s furniture and equipment and fixtures prior to completion of the Premises. Landlord shall permit no storage of other materials, supplies, or other property in the Premises.

(k) In the event of an unresolved dispute between Landlord and Tenant concerning the approvals required by the terms of this Section 4, such dispute shall be submitted to arbitration pursuant to the procedure set forth in Section 43 of the Lease.

(l) Landlord shall not have any responsibility for any loss by theft, vandalism or similar cause of any of Tenant’s materials, equipment or work in place or stored at the Building. Tenant, at Tenant’s expense, shall have the right, but not the obligation, to institute and maintain such security measures as it may deem necessary and desirable. Landlord and Tenant shall cooperate and coordinate with each other concerning any security measures undertaken by either party in order that such measures shall not unreasonably hinder or interfere with the other party’s security measures or the work to be performed by either party hereunder.

(m) Tenant shall be responsible for cleaning and rubbish removal for the Tenant Work. Tenant shall have the right to install or maintain a dumpster or other suitable container in the truck dock area, or in some other location approved by Landlord and Tenant, for use solely by Tenant in connection with the removal of Tenant’s rubbish.

(n) Landlord shall provide Tenant with adequate vehicular and pedestrian access to the Building and the Premises during the performance of the Tenant Work. Landlord and Tenant shall cooperate reasonably regarding mutual access to the Building during construction.

2. Inspections and Scheduling. Landlord shall have the right, from time to time, to inspect the Tenant Work as it progresses. Tenant shall be available to Landlord from time to time upon reasonable prior notice when necessary or desirable for the purposes of reviewing the Tenant Work. Tenant shall keep Landlord informed as to all material governmental inspections of the Tenant Work and permit Landlord to be present thereat. Tenant shall promptly inform Landlord of any significant delays encountered in the completion of the Tenant Work and shall deliver to Landlord all revisions of the construction schedules therefor.

3. Compliance with Laws. Tenant, at its expense, shall (a) obtain all approvals, permits and other consents required to commence, perform and complete the Tenant Work, (b) cause the Tenant Work to comply with all applicable laws, and (c) maintain for inspection by Landlord copies of all receipts for tax payments, and all approvals, permits, inspection reports and other governmental consents obtained by Tenant relating to the Tenant Work. Tenant shall provide Landlord with final lien waivers upon completion of the Tenant Work. Each party shall keep the Building free and clear from liens arising from their respective work.

4. Tenant’s Allowances and Credits. (a) Tenant’s construction allowance for work performed in conjunction with or as a part of the completion of the Tenant Work shall be $7,010,000.00 (the “Allowance”). The Allowance shall be paid to Tenant as follows:

(i) Tenant shall cause the Tenant Work to be performed with due diligence until completion and shall provide for a customary retainage to be paid after completion of the Tenant Work. After Tenant receives and approves a progress bill from Tenant’s architect or Tenant’s contractor (with approval indicated by Tenant’s architect), Tenant will submit such approved progress bill to Landlord; provided however, that such progress bill shall not be submitted more frequently than one (1) time per month. Such submissions shall be made on AIA form G703, or in such other form as approved by Landlord and shall be accompanied by (A) a partial lien waiver from Tenant’s Outside Contractor in form and substance satisfactory to Landlord in its reasonable discretion and (B) a copy of such affidavits and lien waivers as Tenant’s Outside Contractor may have received from subcontractors and materialmen with respect to the work for which payment is being requested. Landlord shall pay Tenant or Tenant’s contractor (as directed by Tenant) on the basis of such submissions within thirty (30) days of the date of such submission. Landlord agrees that if Tenant has submitted proper and complete documentation and if the Allowance is not paid within such thirty (30) day period, a late charge shall be imposed in an amount equal to two percent (2%) of the unpaid Allowance and shall accrue interest at the Default Rate. Any portion of the Allowance not disbursed for the Tenant Work shall be disbursed in accordance with the Lease upon the completion of the Tenant Work (except for minor punch list items) as evidenced by the certificate of Tenant’s architect.

(ii) Notwithstanding anything to the contrary contained in this Lease, in the event that Landlord fails to pay the Allowance in accordance with the terms and conditions of this Lease, Tenant may set off and deduct from the Annual Rent, Additional Rent or other amounts due under this Lease the amount of the Allowance which Landlord has failed to pay, plus interest thereon at the Default Rate.

5. Lease Controls. The provisions of this Work Letter are intended to supplement the Lease and are specifically subject to the provisions thereof. In the event of any conflict between the provisions of the Lease and the provisions of this Work Letter, the provisions of the Lease shall control.

EXHIBIT “C”

attached to and made a part of Lease bearing the

Lease Reference Date of October, 2003 between

LFS3 ROYALL STREET LLC, as Landlord and

DUNKIN’ DONUTS INCORPORATED, as Tenant

CONCEPT PLANS

1. Plan entitled “Office Building, 130 Royall Street, Canton, MA” - Exhibit C, Site Plan Expansion

2. Plan entitled “Sketch Perspective”, 130 Royall Street, Canton, MA” by Cubellis Saivetz Associates dated 4 October 2003

3. Plan entitled “Sketch Perspective (color), 130 Roya11 Street, Canton, MA”, dated 14 October 2003

EXHIBIT “D”

attached to and made a part of Lease bearing the

Lease Reference Date of October 29, 2003 between

LFS3 ROYALL STREET LLC, as Landlord and

DUNKIN’ DONUTS INCORPORATED, as Tenant

FORM OF NONDISTURBANCE AGREEMENT — MORTGAGE

[LANDLORD TO PROVIDE FORM WITHIN 30 DAYS]

EXHIBIT “E”

attached to and made a part of Lease bearing the

Lease Reference Date of October 29, 2003 between

LFS3 ROYALL STREET LLC, as Landlord and

DUNKIN DONUTS INCORPORATED, as Tenant

FORM OF— GROUND LEASE ESTOPPEL CERTIFICATE

GROUND LEASE ESTOPPEL CERTIFICATE

THIS GROUND LEASE ESTOPPEL CERTIFICATE (this “Certificate”) is executed as of the ____ day of October, 2003 by BOSTON MUTUAL LIFE INSURANCE COMPANY, a Massachusetts insurance corporation (“Ground Lessor”),;

WITNESSETH: That;

WHEREAS, Ground Lessor is the owner of certain real property lying and being in Canton, Norfolk County, Massachusetts, such real property being more particularly described on Exhibit “A” attached hereto and incorporated herein by this reference (the “Land”);

WHEREAS, Ground Lessor has leased the Land to Royall Street LLC pursuant to that certain Ground Lease (the “Ground Lease”) dated September 28, 2000, notice of which has been recorded with Norfolk County Registry of Deeds in Book 14435, Page 285, as assigned by Royall Street LLC to LSF3 Royall Street, LLC (“Ground Lessee”) pursuant to that certain Assignment of Tenant’s Interest in Ground Lease effective December 8, 2000, and recorded with Norfolk County Registry of Deeds in Book 14647, Page 226;

WHEREAS, Ground Lessee has constructed certain buildings and other improvements on the Land (all buildings and other improvements now or hereafter constructed on the Land, herein called the “Improvements”);

WHEREAS, Ground Lessee desires to lease the Land and all Improvements situated thereon to Dunkin’ Donuts Incorporated pursuant to a certain Lease to be executed between Ground Lessee and Tenant, and Dunkin’ Donuts Incorporated has requested this Certificate;

NOW, THEREFORE, in consideration of the above, Ground Lessor hereby certifies to Tenant and agrees as follows:

1. The Ground Lease sets forth the entire agreement and understanding between Ground Lessor and Ground Lessee regarding the Land and any Improvements, is in full force and effect, and has not in any way been amended, modified or supplemented except as described in the above recitals.

2. Neither Ground Lessor nor, to Ground Lessor’s knowledge, Ground Lessee is in default of any term, covenant or condition of the Ground Lease, and there exist no other grounds for cancellation or termination of the Ground Lease, nor any state of facts which, with the giving of notice or the passage of time, or both, would constitute a default under the Ground Lease or any such other grounds for cancellation or termination of the Ground Lease.

3. All rents and other sums due and payable pursuant to the Ground Lease have been paid through ___________, 2003.

IN WITNESS WHEREOF, this Certificate has been executed under seal of the Ground Lessor as of the date first above written.

BOSTON MUTUAL LIFE INSURANCE COMPANY,

By:

Title:

Date:	October ____, 2003

EXHIBIT “E-l”

attached to and made a part of Lease bearing the

Lease Reference Date of October 29, 2003 between

LFS3 ROYALL STREET LLC, as Landlord and

DUNKIN’ DONUTS INCORPORATED, as Tenant

FORM OF QUALIFYING LEASEHOLD MORTGAGE

LEASEHOLD MORTGAGE

LSF3 ROYALL STREET, LLC, a Delaware limited liability company having a principal place of business at 600 Technology Center Drive, Stoughton, Massachusetts 02072 (hereinafter referred to as the “Mortgagor”), for valuable consideration received, as an inducement to DUNKIN’ DONUTS INCORPORATED, a Delaware corporation having a current address of 14 Pacella Drive, Randolph, Massachusetts 02368 (hereinafter referred to as the “Mortgagee”), to enter into a certain Lease Agreement of even date between Mortgagor and Mortgagee ( the “Lease”), and to secure the obligation of Mortgagor to Mortgagee to repay the security deposit referred to in Section 46 of the Lease (the “Security Deposit”) ( the “Obligation”), hereby grants to Mortgagee, with MORTGAGE COVENANTS, the following:

The leasehold estate described in a certain Ground Lease between Boston Mutual Life Insurance Company (“Ground Lessor”) and Royall Street LLC, dated September 28, 2000, notice of which is recorded with Norfolk County Registry of Deeds in Book 14435, Page 285, as assigned to Mortgagor by Assignment of Tenant’s Interest in Ground Lease, effective December 8, 2000, recorded with said Deeds in Book 14647, Page 226 (the “Ground Lease”), including without limitation all buildings, structures, improvements and appurtenances and all of the estate and rights of Mortgagor of, in and to the Premises described in Exhibit A which are the subject of the Ground Lease, and all and each of the tenements, hereditaments and appurtenances of the Mortgagor belonging or in any way appertaining to the Premises and the rents, issues and profits thereof.

Section 1. Representations and Warranties. The Mortgagor hereby represents, covenants and warrants:

1.1 Validity; Etc., No Defaults. The Ground Lease is a valid and subsisting lease of the property therein described and purported to be demised thereby for the term therein set forth and is in full force and effect in accordance with the terms thereof and has not been modified except for the described assignment, and there are no existing defaults (or existing matters which, with the giving of notice or the passage of time or both, would result in a default)

by the Lessor or by the Mortgagor, as Lessee thereunder, and the Mortgagor is the owner and holder of the Lease and of the leasehold estate created thereby.

1.2 No Subleases. That there are no subleases of the Premises or of space in any building presently erected or to be erected upon the Premises which are demised under the Lease.

Section 2. Covenants of Mortgagor. The Mortgagor further covenants with the Mortgagee as follows:

2.1 Payment and Performance of Obligation. The Mortgagor will pay and perform the Obligation in accordance with the terms of the Lease, and if default shall be made in the payment of the Obligation upon termination of the Lease, if and to the extent that any such payment shall then be due Mortgagee, as Lessee, the Mortgagee, after 30 days notice to Mortgagor, within which Mortgagor shall have the right to cure any such default, shall have the power to sell the Mortgagor’s leasehold interest in the Premises according to law.

2.2 Additional Covenants. Mortgagor:

(a) will diligently perform and observe all of the terms, covenants and conditions of the Ground Lease required to be performed and observed by the Mortgagor as such Lessee, unless such performance observance shall have been waived or not required by the Ground Lessor, to the end that all things shall be done which are necessary to keep unimpaired the Mortgagor’s rights as Lessee under the Ground Lease;

(b) will promptly notify the Mortgagee in writing of any default by the Ground Lessor in the performance or observance of any of the terms, covenants or conditions on the part of Ground Lessor to be performed or observed, or of the occurrence of any event, regardless of lapse of time, of the character specified in subsection (a) of this Section;

(c) will promptly (i) advise the Mortgagee in writing of the giving of any notice by the Ground Lessor to the Mortgagor, as Lessee, of any default by the Mortgagor, as such Lessee, in the performance or observance of any of the terms, covenants or conditions of the Ground Lease on the part of the Mortgagor, as Lessee thereunder, to be performed or observed, and (ii) deliver to the Mortgagee a true copy of each such notice;

(d) will, promptly after the execution and delivery of this Mortgage or of any instrument or agreement supplemental thereto, notify the Lessor in writing of the execution and delivery thereof and deliver to the Ground Lessor a copy of each such instrument or agreement;

(e) will promptly notify the Mortgagee in writing in the event of the initiation of any litigation or arbitration proceeding under and pursuant to the provisions of the Ground Lease; and

(f) will, within thirty (30) days after written demand by the Mortgagee, seek to obtain from the Lessor and furnish to the Mortgagee an estoppel certificate of the Ground Lessor in the form provided for in the Ground Lease.

Section 3. Mortgagee’s Statutory Rights. This Mortgage is upon the condition that the Mortgagor shall pay the Obligation, and if the Mortgagor shall fail to pay the Obligation, the holder hereof shall have the STATUTORY POWER OF SALE.

Section 4. Notices. All notices, demands and requests given or required to be given by either party hereto to the other party shall be in writing. Each such notice, demand or request shall be addressed as follows:

(g) if to the Mortgagor, at LSF3 Royall Street, LLC, c/o Conroy Development Corporation 600 Technology Center Drive, Stoughton, MA 02072; or

(h) if to the Mortgagee, (i) at 130 Royall Street, Canton, MA 02021, Attention: Adrien E. Deberghes, Jr., Assistant Treasurer and Director of Corporate Real Estate and (ii) at 130 Royall Street, Canton, MA 02021, Attention: Barry J. Barth, Director of Real Estate Law; or

(i) to such other address as the Mortgagor or the Mortgagee shall designate in a written notice to the other.

Any such notice, demand or request shall be deemed to have been duly given or made and to have become effective (i) if to the Mortgagee, when received by the Mortgagee, and (ii) if to the Mortgagor (A) if delivered by hand to Mortgagor in person, at the time of receipt thereof, (B) if sent by registered or certified mail, postage prepaid, return receipt requested, on the earlier of the third Business Day after the mailing thereof or the day of receipt, if a Business Day, or if not a Business Day, the next succeeding Business Day, and (C) if sent a nationally recognized overnight courier service, one day after delivery to the courier service.

Section 5. Subordination. Without the necessity of any additional document being executed by Mortgagee for the purpose of effecting a subordination, this Mortgage shall be, and hereby is, subject and subordinate at all times to the Ground Lease and to the lien (s) of any mortgage(s) now or hereafter placed on, against or affecting the Ground Lease or the Premises or Mortgagor’s interest therein. Notwithstanding the foregoing, Mortgagee covenants and agrees to execute and deliver upon demand such further instruments evidencing such subordination as may be required by Mortgagor or any mortgagee, in such form as Mortgagor or any such mortgagee may reasonably require.

Section 6. Captions. The marginal notes or captions herein are inserted only as a matter of convenience and for reference and are not and shall not be deemed to be any part of this Mortgage.

Section 7. Severabilitv and Savings Clauses. If any provision of this Mortgage is held to be invalid or unenforceable by a court of competent jurisdiction the other provisions of this Mortgage shall remain in full force and effect and shall be liberally construed in favor or the Mortgagee in order to effect the provisions of this Mortgage.

Executed as a sealed instrument this ___ day of October, 2003.

MORTGAGOR:

LSF3 ROYALL STREET, LLC

By:
Its duly authorized Manager

COMMONWEALTH OF MASSACHUSETTS

Norfolk, ss	October ___, 2003

Then personally appeared before me ____________ known to me to be the Manager of LSF3 Royall Street, LLC, and acknowledged the foregoing to be his free act and deed and the free act and deed of said company.

Notary Public
My commission expires: __________

Exhibit A

LFS3 ROYALL STREET LLC, as Mortgagor

And

DUNKIN DONUTS INCORPORATED, as Mortgagee

LAND

That certain land in Canton, Norfolk County, Massachusetts shown as “Parcel B Area = 486,576 S.F. + 11.2 Acres” on a plan entitled “Plan of Land Royall Street Canton, Massachusetts” dated August 25, 1999, drawn by R.E. Cameron & Associates, Inc. and recorded with the Norfolk County Registry of Deeds on March 31, 2000, as Plan 150 of 2000 in Plan Book 473.

EXHIBIT “F’

attached to and made a part of Lease bearing the

Lease Reference Date of October 29, 2003 between

LFS3 ROYALL STREET LLC, as Landlord and

DUNKIN’ DONUTS INCORPORATED, as Tenant

RIGHT OF FIRST REFUSAL

Tenant shall have, and Landlord hereby grants to Tenant during the Term, the exclusive and irrevocable right and option (the “Right of First Refusal”) to purchase the Premises, on the following terms and conditions:

1. In the event that Landlord, Landlord’s successors, assigns or any subsequent owner or holder of any interest in the Premises during the term of the Right of First Refusal (herein collectively called an “Owner”) is about to or is required to enter into any sale, assignment or other transfer or disposition, including, but not limited to, the sale of a controlling interest in any entity that is an Owner, of all or any part of or any interest in the Premises and/or any rights and interests appurtenant thereto (herein called a “Transfer”) to any person or entity, or if an Owner proposes to offer to any person or entity, to make such a Transfer, or if an Owner becomes aware that any person or entity is seeking an involuntary Transfer or any involuntary Transfer is contemplated as a result of the commencement of any foreclosure or condemnation proceedings or by devise or inheritance after the condemnation proceedings or by devise or inheritance after the death of an Owner or by any other means (any such proposal received by or proposed to be made by an Owner and any such involuntary Transfer being hereinafter collectively called an “Offer”), Owner shall promptly furnish to Tenant a true copy of such Offer.

2. Tenant shall have fifteen (15) days after receipt of the true copy of such Offer in which to give Owner written notice of Tenant’s election to acquire the Premises and/or rights and interests appurtenant thereto, or such part thereof or such interest therein as is contemplated by such Offer (the Premises and/or rights and interests or part thereof covered by such Offer is herein called the “Offered Property”), on the same terms and conditions contained in such Offer.

3. If the Offer includes property other than the Premises, or if the consideration to be paid under the Offer for the Offered Property is in whole or in part other than cash (the term “cash” to include indebtedness to be created or assumed as part of the transaction and secured by mortgages or deeds of trust covering the Offered Property), then Owner in the notice shall state the bona fide cash fair market value at which Tenant shall be entitled to accept a Transfer of only the Offered Property; provided, however, other than Tenant’s right to accept a Transfer of only the Offered Property, and Tenant’s right to pay said cash fair market value therefor, the Transfer to Tenant shall be on the terms of the Offer.

3.1 In the event a dispute arises over an Owner’s statement of the cash fair market value, Tenant may obtain an appraisal of the Offered Property, and thereafter purchase the Offered Property for that price.

3.2 In the event Tenant shall elect to acquire the Offered Property by exercising its Right of First Refusal, the closing thereon shall be held forty-five (45) days after Tenant’s receipt of the copy of the Offer from Owner or such longer period as is provided for in the Offer.

3.3 In the event that Tenant shall not exercise its Right of First Refusal, Owner shall be free to consummate the proposed Transfer on terms no more favorable to the Purchaser than those described in the Offer, and only to the Transferee indicated in such Offer or an Affiliate of the person or entity making such offer, but not otherwise, and Owner shall furnish to Tenant copies of all closing and other pertinent documents relating to the Transfer. If the transaction contemplated by the Offer is not consummated in accordance with such Offer (including any extension of the closing by not more than 120 days), and in any event within one hundred fifty (150) days of the date of the Offer, then the Right of First Refusal shall be restored and Tenant shall not have waived the Right of First Refusal with respect to any future sale of the Premises and Landlord shall not thereafter sell the Premises or any interest therein to any person or entity without again complying with the requirements of this Section.

3.4 Any attempted Transfer not in conformity with the provisions of this Section shall be null and void as against Tenant, and Tenant also shall have all other remedies available to Tenant at law or in equity, including, without limitation, injunctive relief against such Transfer.

3.5 The Right of First Refusal shall not apply to (i) the granting of bona fide mortgages, deeds of trust, assignments of leases to secure construction or permanent financing, (ii) the exercise of the mortgagee’s assignee or assignee’s rights thereunder, or (ii) utility and drainage easements; provided, however, that any Transfer of the type specified in clauses (i), (ii) and (iii), inclusive, of this Section shall not terminate, discharge, waive, impair or affect the Right of First Refusal with respect to any subsequent proposed Transfer to which the Right of First Refusal applies.

3.6 If an Owner and the proposed transferee believe that the proposed Transfer is exempt from the Right of First Refusal because the proposed Transfer constitutes a Transfer of the type identified in Section 3.6 above, Owner and the proposed transferee may deliver to Tenant all documentation pertaining to the proposed Transfer, and Tenant shall have fifteen (15) days after its receipt thereof within which to review said documentation to determine whether Tenant agrees that the proposed Transfer is exempt from the Right of First Refusal because the proposed Transfer constitutes a Transfer of the type identified in Section 3.6 above. If Tenant so agrees, Owner, Tenant and the proposed Transferee shall execute in recordable form a document, in form and substance acceptable to all parties, in which Owner, the proposed transferee and Tenant acknowledge that the proposed Transfer is exempt from the Right of First Refusal and that the Right of First Refusal continues in full force and effect after said Transfer. After execution thereof, Landlord may record such document.

3.7 The failure of Tenant to exercise its Right of First Refusal with respect to any Transfer shall convert this Right of First Refusal to a Right of First Offer once the Property is transferred to a third party, but if Landlord fails to sell and transfer the Property to a third party this Right of First Refusal shall remain in full force and effect. The Right of First Offer shall be on the following terms and conditions:

(a) In the event that an Owner desires to obtain an Offer, Owner shall first provide to Tenant in writing the terms upon which Owner would be willing to effect a Transfer of the Premises to Tenant (the “ROFO Offer”).

(b) Tenant shall have fifteen (15) days after receipt of the true copy of such ROFO Offer in which to give Owner written notice of Tenant’s election to acquire the Premises and/or rights and interests appurtenant thereto, or such part thereof or such interest therein as is contemplated by such ROFO Offer (the Premises and/or rights and interests or part thereof covered by such Offer is herein called the “ROFO Property”), on the same terms and conditions contained in such ROFO Offer.

(c) In the event Tenant shall elect to acquire the ROFO Property by exercising its Right of First Offer, the closing thereon shall be held forty-five (45) days after Tenant’s receipt of the copy of the ROFO Offer from Owner or such longer period as is provided for in the ROFO Offer.

(d) In the event that Tenant shall not exercise its Right of First Offer, Owner shall be free to consummate the proposed Transfer on terms no more favorable to a purchaser than those described in the ROFO Offer, and Owner shall furnish to Tenant copies of all closing and other pertinent documents relating to the Transfer. If the transaction contemplated by the ROFO Offer is not consummated in accordance with such ROFO Offer (including any extension of the closing by not more than 120 days), and in any event within one (1) year of the date of the ROFO Offer, then the Right of First Offer shall be restored and Tenant shall not have waived the Right of First Offer with respect to any future sale of the Premises and Landlord shall not thereafter sell the Premises or any interest therein to any person or entity without again complying with the requirements of this Section.

(e) Any attempted Transfer not in conformity with the provisions of this Section shall be null and void as against Tenant, and Tenant also shall have all other remedies available to Tenant at law or in equity, including, without limitation, injunctive relief against such Transfer.

(f) The Right of First Offer shall not apply to (i) the granting of bona fide mortgages, deeds of trust, assignments of leases to secure construction or permanent financing, (ii) the exercise of the mortgagee’s assignee or assignee’s rights thereunder, or (ii) utility and drainage easements; provided, however, that any Transfer of the type specified in clauses (i), (ii) and (iii), inclusive, of this Section shall not terminate, discharge, waive, impair or affect the Right of First Offer with respect to any subsequent proposed Transfer to which the Right of First Offer applies.

(g) If an Owner and the proposed transferee believe that the proposed Transfer is exempt from the Right of First Offer because the proposed Transfer constitutes a Transfer of the type identified in subparagraph f. above, Owner and the proposed transferee may deliver to Tenant all documentation pertaining to the proposed Transfer, and Tenant shall have fifteen (15) days after its receipt thereof within which to review said documentation to determine whether

Tenant agrees that the proposed Transfer is exempt from the Right of First Offer because the proposed Transfer constitutes a Transfer of the type identified in subparagraph f. above. If Tenant so agrees, Owner, Tenant and the proposed transferee shall execute in recordable form a document, in form and substance acceptable to all parties, in which Owner, the proposed transferee and Tenant acknowledge that the proposed Transfer is exempt from the Right of First Offer and that the Right of First Offer continues in full force and effect after said Transfer. After execution thereof, Landlord may record such document.

EXHIBIT “G”

attached to and made a part of Lease bearing the

Lease Reference Date of October 29, 2003 between

LFS3 ROYALL STREET LLC, as Landlord and

DUNKIN’ DONUTS INCORPORATED, as Tenant

CANCELLATION OPTION

Subject to the last sentence of this Exhibit G, Tenant shall have the right and option at any time after the expiration of the seventh (7th) lease year, to terminate and cancel this Lease. Tenant shall exercise such option to terminate this Lease, if at all, by (i) providing Landlord with written notice of Tenant’s election to terminate at least twelve (12) months prior to the effective date of such termination which notice to be effective must specify the effective date of such termination (the “Termination Date”). In the event that Tenant exercises the termination option, Tenant shall pay to Landlord the Termination Payment (as hereinafter defined) on or before the Termination Date.

As used herein, the term “Termination Payment” shall mean and refer to the sum of the following: (i) the unamortized amount of the following costs paid by Landlord pursuant to this Lease for the Tenant Improvement Allowance, customary leasing commissions, any Landlord’s Work in excess of $525,000, and costs associated with the free rent period which the parties acknowledge and agree is $967,000, plus Ground Lease Rent and Operating Expenses during the free rent period (the above costs shall be amortized over the original term of the Lease utilizing a 9.5% amortization rate); and (ii) the following Monthly Installments of Rent which would otherwise have been payable with respect to the Premises based upon the year in which the Termination Date shall occur:

Termination During	Penalty
Year 8	9 Months of Rent
Year 9	7 Months of Rent
Year 10	5 Months of Rent

After the giving of the notice of termination, this Lease shall terminate on the Termination Date as fully and completely as if such date were the original expiration date of this Lease, Tenant shall surrender such space to Landlord in the condition required by Section 26 of this Lease and Tenant shall remain liable for all obligations and undertakings of Tenant under this Lease through the Termination Date, including without limitation the Termination Payment, as though such Termination Date were the original expiration date of this Term of this Lease.

Notwithstanding the foregoing, if and after (i) Tenant shall exercise its Space Reduction Option set forth on Exhibit K, or (ii) Tenant shall exercise its Expansion Option contained in Section 5 of this Lease, Tenant’s right to terminate and cancel this Lease pursuant to this Cancellation Option shall terminate and be of no further force or effect.

EXHIBIT “H”

attached to and made a part of Lease bearing the

Lease Reference Date of October 29, 2003 between

LSF3 ROYALL STREET LLC, as Landlord and

DUNKIN’ DONUTS INCORPORATED, as Tenant

FORM OF GUARANTY

FOR AND IN CONSIDERATION OF the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration paid or delivered to the undersigned (“Guarantors”), the receipt and sufficiency whereof are hereby acknowledged by Guarantors, and for the purpose of seeking to induce DUNKIN’ DONUTS INCORPORATED, a Delaware corporation (“Tenant”) to execute, enter into and deliver that certain Lease (the “Lease”) by and between LSF3 Royall Street LLC, as Landlord, and Dunkin’ Donuts Incorporated, as Tenant, for certain premises located at 130 Royall Street, Canton, Massachusetts, which Lease will be to the direct interest and advantage of Guarantors, Guarantors do hereby unconditionally guarantee to Tenant and its successors, successors-in-title and assigns, the full and prompt payment of the Tenant Improvement Allowance payable by Landlord to Tenant when due under the Lease and every installment thereof, with no less force and effect than if the Guarantors were named as the Landlord in said Lease. Guarantors do hereby agree that if any such payment under the Lease is not made by Landlord in accordance with its terms, Guarantors will immediately make such payments. Guarantors further agree to pay Tenant all expenses (including reasonable attorneys’ fees) paid or incurred by Tenant in endeavoring to collect the Tenant Improvement Allowance provided in the Lease, to enforce the obligations of Landlord guaranteed hereby, or any portion thereof, or to enforce this Guaranty.

The provisions of this Guaranty shall extend and be applicable to all renewals, amendments, extensions, consolidations and modifications of the Lease, and any and all references herein to the Lease shall be deemed to include any such renewals, extensions, amendments, consolidations or modifications thereof.

This is a guaranty of payment and not of collection. The liability of Guarantors under this Guaranty shall be contingent only upon Tenant making demand upon Landlord, with a copy to Grantor, and Landlord failing to make payment to Tenant within thirty (30) days of such notice. This Guaranty shall be absolute, continuing and unlimited, and the Tenant shall not be required to take any proceedings against the Landlord before Tenant has the right to demand payment by the undersigned upon default by Landlord. This Guaranty and the liability of the undersigned hereunder shall in no way be impaired or affected by any sale or conveyance of the Premises or any part thereof or any assignment of the Lease, or by any forbearance or delay in enforcing the provisions of the Lease.

No action or proceeding brought or instituted under this Guaranty against the undersigned, and no recovery had in pursuance thereof shall be any bar or defense to any further action or proceeding which may be brought under this Guaranty by reason of any further default or defaults of Landlord.

Notwithstanding anything contained herein to the contrary, the obligations of the Guarantors hereunder are several and not joint. The liability of Lone Star Fund III (U.S.), L.P. shall be limited to sixty percent (60%) of the total liability hereunder for any unpaid installment(s) of the Tenant Improvement Allowance and the liability of Lone Star Fund III (Bermuda), L.P. shall be limited to forty percent (40%) of the total liability hereunder for any unpaid installment(s) of the Tenant Improvement Allowance.

IN WITNESS WHEREOF, each of the undersigned has executed this Guaranty under seal as of the ____ day of ___________, 2003.

GUARANTORS:

LONE STAR FUND III (U.S.), L.P.

By:	Lone Star Partners III, L.P. Its general partner
By:	Lone Star Management Co. III, Ltd. Its general Partner

By:
Name:
Title:

LONE STAR FUND III (Bermuda), L.P.
By:	Lone Star Partners III, L.P. Its general partner
By:	Lone Star Management Co. III, Ltd. Its general Partner

By:
Name:
Title:

EXHIBIT “I”

attached to and made a part of Lease bearing the

Lease Reference Date of October 29, 2003 between

LFS3 ROYALL STREET LLC, as Landlord and

DUNKIN’ DONUTS INCORPORATED, as Tenant

BUILDING SHELL CONDITION

Base Building vs. Tenant Fit Up

DRYWALL/ ACOUSTICAL

Scope Item	Applies to Base Building	Applies to Tenant Allowance
1. Drywall at exterior wall	X

2. Drywall column wrap at exterior wall	X

3. Drywall surrounding core, core internal partitions spackled and taped with appropriate fire dampers	X

4. Upper level elevator lobby, wall, and ceiling finishes (drywall only, upper level lobby finishes by tenant)	X

5. Drywall wrap at freestanding columns	X

6. Ceiling grid furnished and installed		X

7. Ceiling tile furnished and installed		X

8. Tenant corridor drywall with appropriate fire dampers		X

130 ROYALL STREET

Office Building

CANTON, MASSACHUSETTS

Base Building vs. Tenant Fit Up

ELECTRICAL

Scope Item	Applies to Base Building	Applies to Tenant Allowance
9. Lighting master grid around core, 10 junction boxes w/3 circuits per each floor (Not Required)

10. Power panel board (2) 400 Amp service to each floor with one (1) 480/277 panel and (1) 208/120 panel	X

11. Lighting, 3 tube T-8, 2’ x 4’ parabolic fixtures, 1 fixture / 100 sf or equal		X

12. Lighting control system (public areas)	X

13. Base building security system (by owner): (System installed with card key access at exterior doors)	X

14. Telephone connection at building. Distribution sleeves raceways and painted 3/4” backboards.	X

15. Telephone outlets, conduits or cable trays required in tenant space		X

16. Data service entry/ riser	X

17. Data service connection and distribution		X

18. Lightning protection (Not required by code NIC)

19. Emergency generator (For emergency use only) (Not required by code NIC)		X

20. Tenant Lighting Grid and Power Grid		X

21. Fire Vestibule and Life Safety System for Base Building, including fire dampers per code (complete)	X

130 ROYALL STREET

Office Building

CANTON, MASSACHUSETTS

Base Building vs. Tenant Fit Up

FINISHES

Scope Item	Applies to Base Building	Applies to Tenant Allowance
22. Restroom tile, wall finishes, fixtures, counters, and partitions	X

23. Main elevator lobby and building entry lobby floor, wall, and ceiling finishes	X

24. Typical upper elevator floor, wall and ceiling finishes		X

25. Typical tenant corridor at upper floors		X

26. Window blinds		X

27. Telephone and Equipment Room - 2 per floor	X

130 ROYALL STREET

Office Building

CANTON, MASSACHUSETTS

Base Building vs. Tenant Fit Up

HVAC/PLUMBING

Scope Item	Applies to Base Building	Applies to Tenant Allowance
28. Main ductwork shall be installed and sized to meet required air flow determined by the design engineer.	X

29. Modification to main ductwork and standard exterior zones		X

30. Modification to main ductwork and standard interior zones		X

31. Low pressure ductwork and air distribution at interior zones		X

32. Base building energy management system (Carrier RTUs wired for Comfort Network and remote monitoring )	X

33. Two wet columns for tenant water/sewer connection	X

34. Tenant plumbing fixtures and connection to wet columns		X

35. Sprinkler system with heads turned up at typical spacing for light hazard occupancy in Tenant space	X

36. Complete common area bathrooms on each floor	X

EXHIBIT “J”

attached to and made a part of Lease bearing the

Lease Reference Date of October 29, 2003 between

LFS3 ROYALL STREET LLC, as Landlord and

DUNKIN’ DONUTS INCORPORATED, as Tenant

LIST OF WARRANTIES AND SERVICE CONTRACTS

Warranties:

Building:	J. Calnan Contracting	1 year	12-15-01

Roofing:	Firestone Building Products	10 years	11-19-01

HVAC:	Carrier: Roof Top Units Carrier: Compressors	1 year 5 years	5-15-01 5-15-01

Elevator:	Otis Elevator	1 year	11-4-03

Service Contracts:

HVAC	LC Anderson, Inc. 30 day cancel	5 year	11-16-01

Fire Alarm	American Service Company Renewable/ 30 day cancel	1 year	11-15-01

Elevator	Otis Elevator Renewable/30 day cancel	1 year	11-4-01

Landscape	D. Foley Landscape Inc. Annual	1 year	3-12-03

Snow Plow	Podgurski Excavating Annual	1 year	12-16-02

EXHIBIT “K”

attached to and made a part of Lease bearing the

Lease Reference Date of October 29, 2003 between

LFS3 ROYALL STREET LLC, as Landlord and

DUNKIN’ DONUTS INCORPORATED, as Tenant

SPACE REDUCTION OPTION

Tenant shall have a one-time right and option, at any time after the expiration of the seventh (7th) lease year, to reduce the size of the Premises by up to twenty percent of the square footage contained in the Premises immediately prior to the exercise of such option. Tenant shall exercise such one-time option to reduce the size of the Premises, if at all, by (i) providing Landlord with written notice of Tenant’s election to reduce the size of the Premises at least twelve (12) months prior to the effective date of such reduction which notice to be effective must (i) specify the effective date of such reduction (the “Reduction Date”) and (ii) specify the portion of the Premises to be eliminated from the Premises (the remaining Premises herein called the “Reduced Premises”). In addition to the foregoing, in the event that Tenant shall exercise the space reduction option, Tenant shall pay to Landlord the Reduction Payment on or before the Reduction Date.

As used herein, the term “Reduction Payment” shall mean and refer to the sum of the following, allocated in proportion to the relative square footage of the Reduced Premises: (i) the unamortized amount of the following costs paid by Landlord pursuant to this Lease, which are allocable to the portion of the Premises being eliminated on basis of square footage, for the Tenant Improvement Allowance: customary leasing commissions, any Landlord’s Work in excess of $525,000, and costs associated with the free rent period which the parties acknowledge and agree is $967,000 plus Ground Lease Rent and Operating Expenses for the free rent period (the above costs shall be amortized over the original term of the Lease utilizing a 9.5% amortization rate); and (ii) the following Monthly Installments of Rent which would otherwise have been payable with respect to the Reduced Premises based upon the year in which the Termination Date shall occur:

Termination During	Penalty
Year 8	9 Months of Rent
Year 9	7 Months of Rent
Year 10	5 Months of Rent

Upon the giving of the reduction notice, this Lease shall terminate with respect to the portion of the Premises eliminated therefrom as a result of such reduction on the Reduction Date as fully and completely as if such date were the original expiration date with respect to such space, Tenant shall surrender such space to Landlord in the condition required by Section 26 of this

Lease, and Tenant shall remain liable for all obligations and undertakings of Tenant under this Lease with respect to the Reduced Premises through the Reduction Date, including without limitation the Reduction Payment, as though such Reduction Date were the original expiration date of this Term of this Lease with respect to such space. In addition to the foregoing, the following provisions shall be applicable in the event that Tenant exercises such reduction option:

(i)	The Reduced Premises must contain at least one hundred thirty thousand (130,000) square feet of rentable area;

(ii)	The space eliminated from the Premises pursuant to this Section (the “Cancelled Area”) must, to the extent reasonably possible, be internally contiguous;

(iii)	Each portion of the Cancelled Area must contain at least 10,000 contiguous square feet of rentable area and be marketable as office or research and development space on commercially reasonable terms and in accordance with all legal requirements; and

(iv)	The Cancelled Area must have access to legally appropriate restrooms, elevator lobby and fire stairs on the applicable floor of the Building and shall have an approximately proportionate share of the exterior window walls on the applicable floor of the Building when compared to the Reduced Premises. The cost of partitioning the Reduced Premises from the Cancelled Area shall be borne by Landlord.

Notwithstanding the foregoing or any other promises of this Lease, upon Tenant’s exercise of its Expansion Option set forth in Section 5.1 of the Lease, this Space Reduction Option shall terminate and be of no further force or effect.